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Exhibit (a)(1)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
ADC Telecommunications, Inc.
at
$12.75 Net Per Share
by
Tyco Electronics Minnesota,  Inc.
An Indirect Wholly Owned Subsidiary of
Tyco Electronics Ltd.

  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
  TIME, ON MONDAY, AUGUST 23, 2010, UNLESS THE OFFER IS EXTENDED.

        THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 12, 2010, AS AMENDED, BY AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER DATED AS OF JULY 24, 2010 AMONG ADC TELECOMMUNICATIONS, INC. ("ADC"), TYCO ELECTRONICS LTD. AND TYCO ELECTRONICS MINNESOTA, INC. THE BOARD OF DIRECTORS OF ADC HAS UNANIMOUSLY (I) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF ADC'S SHAREHOLDERS AND (II) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, IN ACCORDANCE WITH THE REQUIREMENTS OF MINNESOTA LAW. ADC'S BOARD OF DIRECTORS RECOMMENDS THAT ADC'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

        THE OFFER IS SUBJECT TO VARIOUS CONDITIONS. A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES (1) THROUGH (7). YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

The Dealer Manager for the Offer is:
Barclays Capital Inc.

July 26, 2010

 IMPORTANT

        If you desire to tender all or any portion of your shares of ADC common stock in the Offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate or uncertificated stock has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to Mellon Investor Services LLC, the Depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach Mellon Investor Services LLC before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in "Section 3—Procedures for Tendering Shares" of this Offer to Purchase.

  •
  If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to Mellon Investor Services LLC before the Offer expires, you may be able to tender your shares of ADC common stock using the enclosed Notice of Guaranteed Delivery. Please call Innisfree M&A Incorporated, the Information Agent, toll free, at (888) 750-5834 for assistance. See "Section 3—Procedures for Tendering Shares" for further details.

  •
  If you hold your shares of ADC common stock through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your ADC shares be tendered.

  •
  If you hold your shares of ADC common stock through the ADC Telecommunications, Inc. Retirement Savings Plan, you must contact Wells Fargo Shareowner Services and give instructions that your ADC shares be tendered. Detailed instructions are contained in the Notice to Participants in the ADC Telecommunications, Inc. Retirement Savings Plan.

* * *

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the Securities and Exchange Commission at www.sec.gov.

i

 SUMMARY TERM SHEET

        We, Tyco Electronics Minnesota, Inc. ("Purchaser"), an indirect wholly owned subsidiary of Tyco Electronics Ltd. ("Tyco Electronics"), are offering to purchase all outstanding shares of common stock, par value $0.20 per share, of ADC Telecommunications, Inc. ("ADC"), including the associated preferred stock purchase rights, for $12.75 per share in cash, net to the seller, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal and pursuant to the Agreement and Plan of Merger dated as of July 12, 2010, as amended, by Amendment No. 1 to Agreement and Plan of Merger dated as of July 24, 2010 among ADC, Tyco Electronics and Purchaser. The following are some of the questions you, as an ADC shareholder, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms "we", "our" and "us" refer to Purchaser.

Who is offering to buy my securities?

        Our name is Tyco Electronics Minnesota, Inc. We are a Minnesota corporation formed for the purpose of making this tender offer for all of the common stock of ADC. We are an indirect wholly owned subsidiary of Tyco Electronics, a Swiss corporation. See the "Introduction" to this Offer to Purchase and "Section 9—Certain Information Concerning Purchaser and Tyco Electronics."

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding common stock, par value $0.20 per share, of ADC, including the associated preferred stock purchase rights. See the "Introduction" to this Offer to Purchase and "Section 1—Terms of the Offer."

How much are you offering to pay for my securities and what is the form of payment?

        We are offering to pay you $12.75 per share in cash, without interest, less any applicable withholding taxes but without brokerage fees, commissions or, except in certain circumstances, transfer taxes. If you are the record holder of your shares (i.e., a stock certificate or uncertificated stock has been issued to you) and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. We will need approximately $1.97 billion to purchase all shares pursuant to the offer, to pay the merger consideration in connection with the subsequent merger of us into ADC, which is expected to follow the successful completion of the offer (including in respect of shares issued in settlement of certain restricted stock units, performance stock units and restricted stock unit rights), to pay related fees and expenses and to pay all other amounts which may become due and payable as a result of the offer and the merger (including in respect of certain outstanding convertible notes). Tyco Electronics will provide us with sufficient funds to satisfy these obligations. In addition to internally available cash, Tyco Electronics may use funds available under its existing credit facility or use alternative borrowing sources, including issuing new notes or commercial paper, to finance approximately $250 million of such obligations. Completion of the offer and the merger is not conditioned upon obtaining or the funding of any financing arrangements. See "Section 13—The Transaction Documents—The Merger Agreement—Convertible Notes."

Is your financial condition relevant to my decision to tender in the offer?

        No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

  •
  the offer is being made for all outstanding shares of ADC common stock solely for cash;

  •
  as described above, we, through our parent company, Tyco Electronics, will have sufficient funds to purchase all shares validly tendered, and not withdrawn, in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer;

  •
  consummation of the offer is not subject to any financing condition; and

  •
  if we consummate the offer, we expect to acquire any remaining shares for the same cash per share price in any subsequent offering period or the merger.

        See "Section 9—Certain Information Concerning Purchaser and Tyco Electronics."

What are the most significant conditions to the offer?

        The offer is conditioned upon, among other things:

  •
  a majority of the outstanding shares of ADC common stock, on a fully diluted basis, having been validly tendered and not withdrawn prior to the expiration of the offer (as may be extended from time to time); and

  •
  our receiving U.S. antitrust clearance required for the offer.

        Other conditions of the offer are described in "Section 15—Conditions of the Offer." See also "Section 16—Certain Legal Matters; Regulatory Approvals." Consummation of the offer is not conditioned on Tyco Electronics or Purchaser obtaining financing.

Is there an agreement governing the offer?

        Yes. ADC, Tyco Electronics and Purchaser have entered into an agreement and plan of merger dated as of July 12, 2010, as amended. The merger agreement provides, among other things, for the terms and conditions of the offer and, following consummation of the offer, the merger of Purchaser into ADC. See the "Introduction" to this Offer to Purchase and "Section 13—The Transaction Documents—The Merger Agreement."

What does ADC's board of directors think about the offer?

        ADC's board of directors unanimously:

  •
  determined that the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of ADC's shareholders;

  •
  approved and adopted the merger agreement, the offer, the merger, the plan of merger and the other transactions contemplated by the merger agreement; and

  •
  recommends that, subject to its right to withdraw, modify or amend such recommendation pursuant to the merger agreement, ADC's shareholders accept the offer and, if required by applicable law, approve the merger and the adoption of the plan of merger.

        See "Section 11—Background of the Offer; Contacts with ADC" and "Section 13—The Transaction Documents—The Merger Agreement—ADC Board Recommendation."

How long do I have to decide whether to tender in the offer?

        You have until at least 12:00 Midnight, New York City time, on August 23, 2010, to decide whether to tender your shares in the offer. See "Section 1—Terms of the Offer." If you cannot deliver everything required to make a valid tender to Mellon Investor Services LLC, the depositary for the offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in

"Section 3—Procedure for Tendering Shares." In addition, if we extend the offer or provide a subsequent offering period in the offer as described below under "Introduction" to this Offer to Purchase, you will have an additional opportunity to tender your shares. Please be aware that if your shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the expiration time of the offer.

When and how will I be paid for my tendered shares?

        Subject to the terms and conditions of the offer, we will pay for all validly tendered and not properly withdrawn shares of ADC common stock promptly after the later of the date of expiration of the offer and the satisfaction or waiver of the conditions to the offer set forth in "Section 15—Conditions of the Offer." We do, however, reserve the right, in our sole discretion and subject to applicable law and the terms of the merger agreement, to delay the acceptance for payment or payment for shares of ADC common stock until satisfaction of all conditions to the offer relating to governmental or regulatory approvals.

        We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with Mellon Investor Services LLC, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares of ADC common stock will be made only after timely receipt by Mellon Investor Services LLC of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in "Section 3—Procedure for Tendering Shares"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares.

Can the offer be extended and under what circumstances?

        Yes. If at the scheduled expiration time of the offer, including following a prior extension, any condition to the offer is not satisfied or waived, we are required to extend the offer for one or more periods until March 14, 2011, subject to limited exceptions. In addition, we will extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff or of the NASDAQ Stock Market applicable to the offer or for any period otherwise required by applicable law. See "Section 1—Terms of the Offer."

How will I be notified if the offer is extended?

        If we extend the offer, we will inform Mellon Investor Services LLC, the depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire.

Will there be a subsequent offering period?

        Following the satisfaction of all the conditions to the offer and the acceptance for payment of all the shares tendered during the initial offering period (including any extensions), we may elect to provide a subsequent offering period of at least three business days, during which time shareholders whose shares have not been tendered into the offer and accepted for payment may tender, but not withdraw, their shares and receive the offer consideration. We may also extend the subsequent offering period for any period or periods. We have not at this time made a final decision whether to provide a subsequent offering period. See "Section 1—Terms of the Offer" and "Section 4—Withdrawal Rights" of this document for more information concerning any subsequent offering period.

What is the difference between an extension of the offer and a subsequent offering period?

        If the offer is extended, no shares will be accepted or paid for until the extension expires, and you will be able to withdraw your shares until then. A subsequent offering period, if there is one, would occur after we have accepted, and are obligated to pay for, all the shares that were validly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. Shares that are validly tendered during a subsequent offering period will be accepted and paid for as they are received, and cannot be withdrawn. See "Section 1—Terms of the Offer" and "Section 4—Withdrawal Rights."

How do I tender my shares?

        If you wish to accept the offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate or uncertificated stock has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to Mellon Investor Services LLC, the depositary for the offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach Mellon Investor Services LLC before the offer expires. Detailed instructions are contained in the Letter of Transmittal and in "Section 3—Procedure for Tendering Shares."

  •
  If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call Innisfree M&A Incorporated, the information agent, toll free, at (888) 750-5834 for assistance. See "Section 3—Procedure for Tendering Shares" for further details.

  •
  If you hold your ADC shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your ADC shares be tendered.

  •
  If you hold your ADC shares through the ADC Telecommunications, Inc. Retirement Savings Plan, you must contact Wells Fargo Shareowner Services and give instructions that your ADC shares be tendered. Detailed instructions are contained in the Notice to Participants in the ADC Telecommunications, Inc. Retirement Savings Plan.

I understand that, since 2005, shares of ADC have been issued only in uncertificated form. How do I tender ADC shares that are not represented by a certificate?

        If you directly hold uncertificated ADC shares in an account with ADC's transfer agent, Computershare Investor Services LLC, you should follow the instructions for book-entry transfer of your shares as described in Section 3 of this Offer to Purchase and in the attached Letter of Transmittal. If you hold your uncertificated ADC shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your ADC shares be tendered. If you hold your uncertificated ADC shares through the ADC Telecommunications, Inc. Retirement Savings Plan, you must contact Wells Fargo Shareowner Services and give instructions that your ADC shares be tendered. Detailed instructions are contained in the Notice to Participants in the ADC Telecommunications, Inc. Retirement Savings Plan.

Until what time can I withdraw tendered shares?

        You can withdraw some or all of the shares that you previously tendered in the offer at any time prior to the expiration time of the offer (as it may be extended). Further, if we have not accepted your shares for payment by September 23, 2010, you may withdraw them at any time after September 23, 2010. Once we accept your tendered shares for payment upon expiration of the offer, however, you will no longer be able to withdraw them. In addition, you may not withdraw shares tendered during a subsequent offering period, if we elect to have such a period. See "Section 4—Withdrawal Rights."

How do I withdraw tendered shares?

        To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to Mellon Investor Services LLC, the depositary for the offer, while you have the right to withdraw the shares. If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the shares. See "Section 4—Withdrawal Rights."

Can holders of stock options, time-based restricted stock units, performance-based restricted stock units and restricted stock unit rights participate in the offer?

        The offer is only for shares of common stock of ADC and not for any options to acquire shares, restricted stock units, performance-based restricted stock units or restricted stock unit rights. If you hold unexercised stock options and you wish to participate in the offer, you must exercise your stock options (to the extent they are exercisable) in accordance with the terms of the applicable company stock plan and stock option award agreement, and tender the shares received upon the exercise in accordance with the terms of the offer. As of the Acceptance Time, all then-outstanding restricted stock units, performance-based restricted stock units and restricted stock unit rights will, to the extent not already fully vested, fully vest if and as provided under the terms of the applicable award agreement. At the Effective Time, the Shares issued pursuant to such stock awards will be cancelled and converted into a right to receive the Offer Price (subject to any applicable withholding taxes required by applicable law). See "Section 13—The Transaction Documents—The Merger Agreement—Stock Options."

What is the Top-Up Option and when could it be exercised?

        As part of the merger agreement, ADC has granted us an option to purchase up to a number of shares from ADC at a per Share purchase price equal to the offer price that, when added to the number of shares owned by us (including shares owned by Tyco Electronics) immediately following consummation of the offer, results in us (including shares owned by Tyco Electronics) owning at least one more share than 90% of the Shares outstanding after the issuance of all shares to be issued upon exercise of the top-up option. The top-up option will not be exercisable (i) to the extent the number of shares issuable would exceed the number of authorized but unissued Shares, (ii) if any judgment, injunction, order or decree prohibits such exercise of the top-up option or the delivery of such shares and (iii) unless we have accepted for payment and paid for all shares validly tendered in the offer and not withdrawn. See "Section 13—The Transaction Documents—The Merger Agreement—Top-Up Option."

Will the offer be followed by a merger if all ADC shares are not tendered in the offer?

        If we purchase shares in the offer and the other conditions to the merger are satisfied or, where permissible, waived, we will be merged with and into ADC. If we purchase shares in the offer, we will have sufficient voting power to approve the merger without the affirmative vote of any other shareholder of ADC. Furthermore, if we acquire pursuant to the offer, the top-up option or otherwise 90% or more of the outstanding shares, we may effect the merger without any further action by the shareholders of ADC. If the merger takes place, ADC will become an indirect wholly owned subsidiary of Tyco Electronics, and all remaining shareholders (other than ADC, Tyco Electronics, any of their respective subsidiaries (including us) or any shareholders properly exercising their dissenters' rights) will receive $12.75 net per share in cash (or any higher price per share which is paid in the offer). See the "Introduction" to this Offer to Purchase and "Section 12—Purpose of the Offer; Plans for ADC; Shareholder Approval; Dissenters' Rights" and "Section 13—The Transaction Documents—The Merger Agreement."

If I decide not to tender, how will the offer affect my shares?

        If the merger takes place between ADC and us, ADC shareholders not tendering their shares in the offer (other than ADC, Tyco Electronics, any of their respective subsidiaries (including us) or any shareholders properly exercising their dissenters' rights) will receive cash in an amount equal to the price per share paid in the offer. Therefore, if the merger takes place, the only difference between tendering and not tendering your shares is that tendering shareholders will be paid earlier, unless you dissent from the merger and obtain payment for the "fair value" of your shares. If, however, the merger does not take place and the offer is consummated, the number of ADC shareholders and of shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for shares held by shareholders other than us. We cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares. Also, as described above, ADC may no longer be required to make filings with the United States Securities and Exchange Commission or otherwise may no longer be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See "Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations" and "Section 13—The Transaction Documents—The Merger Agreement."

Are dissenters' rights available in either the offer or the merger?

        Dissenters' rights are not available as a result of the offer. However, if the merger is consummated, dissenters' rights will be available to holders of shares that are not tendered and who do not vote in favor of the merger, subject to and in accordance with Minnesota law. A holder of shares must properly perfect such holder's right to seek the "fair value" of his, her or its shares under Minnesota law in connection with the merger in order to exercise dissenters' rights under Minnesota law. See "Section 12—Purpose of the Offer; Plans for ADC; Shareholder Approval; Dissenters' Rights—Dissenters' Rights." Any dilutive impact on the value of the Shares as a result of Tyco Electronics' exercise of the top-up option will not be taken into account in the determination of the "fair value" of the Shares.

If you successfully complete the offer, what will happen to ADC's board of directors?

        If we accept shares of ADC common stock for payment pursuant to the offer, under the merger agreement, Tyco Electronics will have the right (but not the obligation) to designate a majority of the members of ADC's board of directors. To the extent Tyco Electronics elects to exercise this right, ADC has agreed to use its reasonable best efforts to cause Tyco Electronics' designees to be elected or appointed to its board of directors in such number as is proportionate to Tyco Electronics' share ownership, provided that prior to the consummation of the Merger, ADC's board of directors will always have at least three directors who either (i) served on ADC's board of directors immediately prior to the purchase of shares pursuant to the offer or (ii) if less than three such directors remain, were designated by such directors and are not affiliates, shareholders or employees of Tyco Electronics and any of its subsidiaries. Therefore, if we accept shares of ADC common stock for payment pursuant to the offer, Tyco Electronics will have the right to obtain control of ADC. Prior to the effective time of the merger, the approval of a majority of ADC's directors then in office who were not designated by Tyco Electronics will be required for ADC to authorize any termination of the merger agreement by ADC, any amendment of the merger agreement requiring action by ADC's board of directors or to effect certain other actions related to or in connection with the merger. See "Section 12—Purpose of the Offer; Plans for ADC; Shareholder Approval; Dissenters' Rights."

What is the market value of my shares as of a recent date?

        On July 12, 2010, the last full trading day before we announced the offer and the possible subsequent merger, the closing price of ADC common stock reported on the NASDAQ Global Select Market was $8.85 per share. On July 23, 2010, the last full trading day before the date of this Offer to Purchase, the closing price of a share of ADC common stock on the NASDAQ Global Select Market was $12.56. You should obtain current market quotations for shares of ADC common stock before deciding whether to tender your shares.

What are the U.S. federal income tax consequences of exchanging my shares pursuant to the offer, during a subsequent offering period or pursuant to the merger?

        In general, your exchange of shares of ADC common stock for cash pursuant to the offer, during a subsequent offering period or pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of exchanging your shares pursuant to the offer, during a subsequent offering period or pursuant to the merger in light of your particular circumstances. See "Section 5—Material U.S. Federal Income Tax Consequences."

Who can I talk to if I have questions about the offer?

        You can call Innisfree M&A Incorporated, the information agent for the offer, toll free, at (888) 750-5834 or Barclays Capital Inc., the dealer manager for the offer, toll free, at (888) 610-5877.

To the Shareholders of ADC Telecommunications, Inc.:

INTRODUCTION

        Tyco Electronics Minnesota, Inc., a Minnesota corporation ("Purchaser") and an indirect wholly owned subsidiary of Tyco Electronics Ltd., a Swiss corporation ("Tyco Electronics"), is offering to purchase all outstanding shares of common stock, par value $0.20 per share, of ADC Telecommunications, Inc. (the "Common Stock"), a Minnesota corporation ("ADC"), together with the associated preferred stock purchase rights ("Rights" and together with the Common Stock, "Shares") issued pursuant to the Amended and Restated Rights Agreement dated as of May 9, 2007 between ADC and Computershare Investor Services, LLC (the "Rights Agreement"), for $12.75 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

        You will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at a current rate of 28% on the gross proceeds payable to you. See "Section 3—Procedure for Tendering Shares—Backup U.S. Federal Income Tax Withholding." Shareholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Barclays Capital Inc. (the "Dealer Manager"), Mellon Investor Services LLC (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See "Section 17—Fees and Expenses."

        We are making the Offer pursuant to an Agreement and Plan of Merger dated as of July 12, 2010, as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of July 24, 2010 (as amended, the "Merger Agreement"), among ADC, Tyco Electronics and Purchaser. The Merger Agreement provides, among other things, that as soon as possible after consummation of the Offer, Purchaser will merge with and into ADC (the "Merger"), with ADC continuing as the surviving corporation and an indirect wholly owned subsidiary of Tyco Electronics. At the effective time of the Merger (the "Merger Effective Time"), each outstanding Share (other than any Shares in respect of which dissenters' rights are validly exercised under the Minnesota Business Corporation Act (the "MBCA") and any Shares held by ADC, Tyco Electronics or any subsidiary of ADC or Tyco Electronics (including Purchaser)) will be converted into the right to receive the Offer Price without interest. The Merger Agreement provides that, upon the time at which Shares are first accepted for payment under the Offer (the "Acceptance Time"), each then-outstanding option to purchase Shares under any employee stock option or compensation plan or arrangement of ADC (an "ADC Stock Option") will, to the extent not already fully vested, fully vest if and as provided under the terms of the applicable stock option award agreement. At or immediately prior to the Merger Effective Time, each ADC Stock Option will be assumed by Tyco Electronics subject to the same terms and conditions in the ADC Stock Option immediately prior to the Merger Effective Time, except that (i) each ADC Stock Option will be exercisable for a whole number of shares of Tyco Electronics common stock equal to the number of Shares issuable upon exercise of such ADC Stock Option, immediately prior to the Merger Effective Time multiplied by a fraction, the numerator of which will be the Offer Price and the denominator of which will be the volume weighted average trading price per share of Tyco Electronics common stock in the ten trading days preceding the Merger Effective Time (the "Conversion Ratio"), rounded down to the nearest whole number of shares of Tyco Electronics common stock and (ii) the per share exercise price will be equal to the exercise price of such option divided by the Conversion Ratio, rounded up to the nearest whole cent. The Merger is subject to the satisfaction or waiver of certain conditions described in "Section 15—Conditions of the Offer." "Section 13—The Transaction Documents—The Merger Agreement" contains a more detailed description of the Merger Agreement. "Section 5—Material U.S. Federal Income Tax Consequences" describes the material U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

        The Offer is being made only for Shares and is not made for any ADC Stock Options or outstanding restricted stock units, performance stock units, or restricted stock unit rights. Holders of unexercised ADC Stock Options may exercise such ADC Stock Options (to the extent they are exercisable) in accordance with the terms of the applicable ADC Stock Options and tender some or all of the Shares issued upon such exercise. As of the Acceptance Time, all then-outstanding restricted stock units, performance-based restricted stock units and restricted stock unit rights will, to the extent not already fully vested, fully vest if and as provided under the terms of the applicable award agreement. At the Effective Time, the Shares issued pursuant to such stock awards will be cancelled and converted into a right to receive the Offer Price (subject to any applicable withholding taxes required by applicable law).

        The Board of Directors of ADC (the "ADC Board") has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of ADC's shareholders and (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the requirements of the MBCA. The ADC Board recommends that ADC's shareholders accept the Offer and tender their Shares in the Offer. ADC has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

        The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not withdrawn, prior to the expiration of the Offer, a number of Shares that, together with the Shares then-owned by Tyco Electronics and/or Purchaser, represents a majority of the total number of Shares outstanding on a fully diluted basis (the "Minimum Condition") and (ii) expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR Act") and approval under Article 4(5) of the European Union Council Regulation (EEC) No. 139/2004 (the "EU Regulations"). The Offer is not conditioned upon Tyco Electronics or Purchaser obtaining financing. See "Section 15—Conditions of the Offer" and "Section 16—Certain Legal Matters; Regulatory Approvals."

        For purposes of the Offer, the words "fully diluted," when referring to Shares mean, as of any time, the number of Shares outstanding, together with all Shares that ADC would be required to issue pursuant to any then-outstanding options, rights or other securities convertible into or exercisable or exchangeable for Shares. According to ADC, as of July 9, 2010, there were (i) 97,030,661 Shares issued and outstanding, (ii) 7,650,886 Shares subject to issuance pursuant to ADC's outstanding stock options, (iii) 2,296,524 Shares subject to issuance pursuant to ADC's outstanding restricted stock units, (iv) 610,241 Shares subject to issuance pursuant to ADC's outstanding performance stock units, (v) 1,731,221 Shares subject to issuance pursuant to ADC's outstanding restricted stock unit rights, (vi) 7,119,718 Shares reserved and available for issuance upon conversion of ADC's Floating Rate Convertible Subordinated Notes due 2013, (vii) 8,332,560 Shares reserved and available for issuance upon conversion of ADC's 3.50% Convertible Subordinated Notes due 2015 and (viii) 7,882,155 Shares reserved and available for issuance upon conversion of ADC's 3.50% Convertible Subordinated Notes due 2017 (the notes in items (vi), (vii) and (viii) collectively, the "ADC Convertible Notes"). Accordingly, we anticipate that the Minimum Condition would be satisfied if approximately 66,326,984 Shares are validly tendered pursuant to the Offer and not withdrawn.

        Upon the Acceptance Time, the Merger Agreement provides that Tyco Electronics will have the right (but not the obligation) to designate the number of directors, rounded to the nearest whole number, to the ADC Board that is in the same proportion as the Shares beneficially owned by Tyco Electronics to the total number of Shares outstanding, provided that, prior to the Merger Effective Time, the ADC Board will always have at least three directors who either (i) served on the ADC Board immediately prior to the purchase of Shares pursuant to the Offer or (ii), if less than three such directors remain, were designated by such directors and are not affiliates, shareholders or employees of Tyco Electronics and any of its subsidiaries (the "Continuing Directors"). Tyco Electronics has yet to determine whether it will exercise such right, but if it does, such designees will likely be directors of Tyco Electronics. We expect that such representation on the ADC Board would permit us to exert substantial influence over ADC's conduct of its business and operations. Prior to the Merger Effective Time, the approval of a majority of the Continuing Directors will be required for certain actions related to the Merger Agreement, including the amendment of the Merger Agreement or the waiver of any conditions thereunder. Purchaser currently intends, as soon as possible after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of ADC.

        Under the MBCA, if we acquire, pursuant to the Offer, the Top-Up Option (as defined below) or otherwise, 90% or more of the outstanding Shares, we believe we would be able to effect the Merger under the short-form merger provisions of the MBCA without a vote of ADC shareholders. If we do not acquire 90% or more of the outstanding Shares (including pursuant to the Top-Up Option described below), we will have to seek approval of the Merger Agreement and the Merger by ADC's shareholders. Such approval of the Merger Agreement and the Merger would require the affirmative vote of holders of a majority of the outstanding Shares. Assuming that the Minimum Condition and the other conditions to the Offer are satisfied, upon consummation of the Offer, we would own sufficient Shares to enable us, without the affirmative vote of any other ADC shareholders, to satisfy the shareholder approval requirement to approve the Merger Agreement and the Merger. See "Section 13—The Transaction Documents—The Merger Agreement."

        The Offer is conditioned upon the fulfillment of the conditions described in "Section 15—Conditions of the Offer." The Offer will expire at 12:00 midnight, New York City time, on August 23, 2010, unless we extend the Offer.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

 THE OFFER

        1.    Terms of the Offer.    Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered, and not withdrawn in accordance with the procedures set forth in "Section 3—Procedure for Tendering Shares", on or prior to the Expiration Time. "Expiration Time" means 12:00 Midnight, New York City time, August 23, 2010, unless extended, in which event "Expiration Time" means the latest time and date at which the Offer, as so extended, will expire.

        The Offer is subject to the conditions set forth in "Section 15—Conditions of the Offer," which include, among other things, satisfaction of the Minimum Condition, expiration or termination of any applicable waiting period relating to the Offer under the HSR Act and approval under the EU Regulations. See "Section 16—Certain Legal Matters; Regulatory Approvals." Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, promptly after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Time. If any condition to the Offer is not satisfied or waived on any scheduled Expiration Time, Purchaser must extend the Offer for one or more periods until March 14, 2011 (the "End Date") to permit such condition to be satisfied; provided, however, that if all conditions of the Offer other than the Minimum Condition (and any conditions that are by their nature to be satisfied at the expiration of the Offer) have been satisfied or waived, Purchaser has the right, but not the obligation, to terminate the Offer 60 days after such conditions have been satisfied or waived. Notwithstanding the foregoing, under the terms of the Merger Agreement, Purchaser may not terminate or withdraw the Offer other than in connection with the termination of the Merger Agreement. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See "Section 4—Withdrawal Rights." In addition, pursuant to the terms of the Merger Agreement, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff or of the NASDAQ Stock Market ("NASDAQ") applicable to the Offer or for any period otherwise required by applicable law.

        In accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to the restrictions in the Merger Agreement, we expressly reserve the right to provide, at our option, a subsequent offering period following the Expiration Time (a "Subsequent Offering Period"). If provided, a Subsequent Offering Period will be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender any Shares not previously tendered in the Offer. If a Subsequent Offering Period is made available, (i) it will remain open for such period or periods as we will specify of at least three business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. We may extend any initial Subsequent Offering Period by any period or periods. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, including for the purposes of determining the Expiration Time, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

        We have not at this time made a decision about whether to provide or not to provide a Subsequent Offering Period. If we elect to provide or extend a Subsequent Offering Period, we will make a public announcement of such Subsequent Offering Period or the extension of the Subsequent Offering Period no later than 9:00 a.m., New York City time, on the next business day after the Expiration Time or the date of termination of the prior Subsequent Offering Period.

        We also reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that ADC's consent is required for us to (i) waive or change the Minimum Condition, (ii) decrease the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) decrease the number of Shares sought in the Offer, (v) extend or otherwise change the Expiration Time (except to the extent permitted or required by the Merger Agreement) or (vi) otherwise amend, modify or supplement the conditions to the Offer set forth in "Section 15—Conditions of the Offer" or any other term of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of the Shares.

        If we make a material change in the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days generally is required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Time, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of ten business days. If, prior to the Expiration Time, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

        Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

        ADC has provided us with its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        2.    Acceptance for Payment and Payment for Shares.    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Time promptly after the later of (i) the Expiration Time and (ii) the satisfaction or waiver of the conditions of the Offer set forth in "Section 15—Conditions of the Offer." If we provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14(e)-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals specified in "Section 16—Certain Legal Matters; Regulatory Approvals." For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act and the EU Regulations, see "Section 16—Certain Legal Matters; Regulatory Approvals."

        We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser's obligation to make such payment will be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

        In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (defined in "Section 3—Procedure for Tendering Shares—Book-Entry Delivery")), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message (defined in "Section 3—Procedure for Tendering Shares—Book-Entry Delivery") in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see "Section 3—Procedure for Tendering Shares." Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occurs at different times.

        For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

        Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

        If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "Section 3—Procedure for Tendering Shares," the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

        We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

        3.     Procedures for Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and either (i) you must deliver certificates for the Shares representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend that you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with.

        Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

        Signature Guarantees.    All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution"), unless the Shares tendered are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        If the Shares are certificated and are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        If the Shares are certificated and the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Time or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with the Offer to Purchase is received by the Depositary (as provided below) by the Expiration Time; and

  •
  any certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent's Message) and any other required documents, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

        ADC Telecommunications, Inc. Retirement Savings Plan.    The description of the procedures for tendering Shares in this "Section 3—Procedure for Tendering Shares" does not apply to Shares held through the ADC Telecommunications, Inc. Retirement Savings Plan. If you hold Shares through the ADC Telecommunications, Inc. Retirement Savings Plan, you must contact Wells Fargo Shareowner Services and give instructions that these shares be tendered. Detailed instructions are contained in the Notice to Participants in the ADC Telecommunications, Inc. Retirement Savings Plan.

        Backup U.S. Federal Income Tax Withholding.    Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate (currently 28%) from any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8.

        Appointment of Proxy.    By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of ADC's shareholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of ADC's shareholders.

        Determination of Validity.    We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        4.    Withdrawal Rights.    Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Time and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after September 23, 2010.

        If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that you duly exercise withdrawal rights as described in this Section 4 before the Expiration Time or at any time after September 23, 2010, unless theretofore accepted for payment as provided herein.

        For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time (or during the Subsequent Offering Period, if any) by again following any of the procedures described in "Section 3—Procedure for Tendering Shares."

        If we provide a Subsequent Offering Period (as described in more detail in "Section 1—Terms of the Offer") following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

        5.    Material U.S. Federal Income Tax Consequences.    The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who exchange Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, and is based upon present law (which may change, possibly with retroactive effect). Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the exchange of Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, including the effects of applicable state, local, foreign and other tax laws. The following discussion applies only if you hold your Shares as a capital asset and may not apply if you acquired your Shares pursuant to the exercise of stock options or are a person otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code"). This discussion assumes that the Shares are not United States real property interests within the meaning of Section 897 of the Code.

        U.S. Holders.    Except as otherwise set forth below, the following discussion is limited to the material U.S. federal income tax consequences relevant to a beneficial owner of Shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), an estate that is subject to U.S. federal income tax on its worldwide income from all sources and a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (a "U.S. Holder"). If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Persons holding Shares through a partnership should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger.

        Your exchange of Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, if you exchange Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, you will recognize gain or loss equal to the difference between the adjusted tax basis of your Shares and the amount of cash received in exchange therefor (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) exchanged pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains of noncorporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

        Non-U.S. Holders.    The following is a summary of the material U.S. federal income tax consequences that will apply if you are a Non-U.S. Holder of Shares. The term "Non-U.S. Holder" means a beneficial owner of Shares that is not a U.S. Holder or a partnership.

        Payments made to a Non-U.S. Holder with respect to Shares exchanged in the Offer, during a Subsequent Offering Period or pursuant to the Merger generally will not be subject to U.S. federal income tax, unless (i) the gain, if any, on Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder's permanent establishment in the United States), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax as described under "U.S. Holders," but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of a Substitute Form W-9, and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); (ii) the Non-U.S.

Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year; or (iii) the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

        Information Reporting and Backup Withholding.    Proceeds from the sale of Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger generally are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 28%, which rate is scheduled to increase to 31% for taxable years beginning after December 31, 2010) if the shareholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, that the required information is timely furnished to the Internal Revenue Service. See "Section 3—Procedures for Tendering Shares—Backup U.S. Federal Income Tax Withholding."

        6.    Price Range of Shares; Dividends.    The Shares are listed and principally traded on the NASDAQ Global Select Market under the symbol "ADCT". The following table sets forth the high and low sales prices per Share on the NASDAQ Global Select Market for each quarter during ADC's fiscal years ended September 30, 2009 and October 31, 2008, as reported in ADC's Annual Report on Form 10-KT for the transition period ended September 30, 2009, and thereafter as reported in published financial sources:

	High ($)	Low ($)
FY 2008
First Quarter	19.10	12.63
Second Quarter	14.84	11.59
Third Quarter	17.45	9.21
Fourth Quarter	10.94	4.13
FY 2009
First Quarter	7.20	4.28
Second Quarter	7.52	2.47
Third Quarter	8.85	6.25
Fourth Quarter	9.78	6.90
FY 2010
First Quarter	8.35	5.35
Second Quarter	7.55	5.18
Third Quarter	8.73	6.90
Fourth Quarter (through July 23, 2010)	12.65	7.55

        ADC does not pay cash dividends on the Shares and, under the terms of the Merger Agreement, ADC is not permitted to declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Shares. If we acquire control of ADC, we currently intend that no dividends will be declared on the Shares prior to the Merger Effective Time.

        On July 12, 2010, the last full trading day before the announcement of the Offer and the Merger, the reported closing sales price per Share on the NASDAQ Global Select Market was $8.85 in published financial sources. Between July 13, 2010 and July 22, 2010, the closing price per Share on the

NASDAQ Global Select Market ranged between $12.50 and $12.60. On July 23, 2010, the last full trading day before the date of this Offer to Purchase, the reported closing sales price per Share on the NASDAQ Global Select Market was $12.56. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

        7.     Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

        Possible Effects of the Offer on the Market for the Shares.    If the Offer is consummated but the Merger does not occur, the number of shareholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by shareholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, shareholders not tendering their Shares in the Offer (other than those properly exercising their dissenters' rights) will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering shareholders will be paid earlier, unless you dissent from the Merger and obtain payment for the "fair value" of your shares.

        Stock Exchange Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NASDAQ. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on the NASDAQ, the market for the Shares could be adversely affected. According to the NASDAQ's published guidelines, the Shares would not meet the criteria for continued listing on the NASDAQ if, among other things, (i) the number of publicly held Shares were less than 750,000, (ii) the aggregate market value of the publicly held Shares was less than $5,000,000, (iii) there were fewer than 400 shareholders or (iv) there were fewer than two market makers for the Shares. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the standards for continued listing on the NASDAQ and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

        If the NASDAQ were to delist the Shares (we intend to cause ADC to seek delisting if we acquire control of ADC and the Shares no longer meet the criteria for continued listing on the NASDAQ), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, and the possible termination of registration of the Shares under the Exchange Act.

        Registration under the Exchange Act.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of ADC to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of ADC subject to registration, would substantially reduce the information required to be furnished by ADC to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a shareholder's meeting and the related requirement to furnish an annual report to shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to ADC. Furthermore, "affiliates" of ADC and persons holding "restricted securities" of ADC may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause ADC to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

        If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NASDAQ will be terminated following the completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

        8.    Certain Information Concerning ADC.    ADC is a Minnesota corporation incorporated in 1953, with principal executive offices at 13625 Technology Drive, Eden Prairie, Minnesota. The telephone number of ADC's principal executive offices is (952) 938-8080.

        The following description of ADC and its business has been taken from ADC's Annual Report on Form 10-KT for the transition period ended September 30, 2009, and is qualified in its entirety by reference to such Form 10-KT:

          ADC is a leading global provider of broadband communications network infrastructure products and related services. ADC's products offer comprehensive solutions that enable the delivery of high-speed Internet, data, video and voice communications over wireline, wireless, cable, enterprise and broadcast networks. These products include fiber-optic, copper and coaxial based frames, cabinets, cables, connectors and cards, wireless capacity and coverage solutions, network access devices and other physical infrastructure components.

          ADC's products and services are deployed primarily by communications service providers and owners and operators of private enterprise networks. ADC's products are used mainly in the "edge" of communications networks where Internet, data, video and voice traffic are linked from the serving office of a communications service provider to the end-user of communication services. ADC's products include:

    •
    Connectivity solutions that provide the physical interconnections between network components and network access points. These products connect wireline, wireless, cable, enterprise and broadcast communication networks over fiber-optic, copper (twisted pair), coaxial, and wireless media.

    •
    Wireless solutions that help improve coverage and capacity for wireless networks. These products improve signal quality, increase coverage and capacity into expanded geographic areas, increase the speed and expand the delivery and capacity of networks, and help reduce the capital and operating costs of delivering wireless services. Applications for these products include in-building solutions, outdoor coverage solutions and mobile network solutions.

          ADC also provides professional services to its customers. These services help ADC's customers plan, deploy and maintain Internet, data, video and voice communication networks. ADC also assists its customers in integrating broadband communications equipment used in wireline, wireless, cable and enterprise networks. By providing these services, ADC has additional opportunities to sell its products.

        Projections.    In connection with Tyco Electronics' due diligence review of ADC, ADC provided to Tyco Electronics certain projected and budgeted financial information concerning ADC. ADC advised Tyco Electronics that ADC's internal financial forecasts (upon which the projections provided to Tyco Electronics were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The projections also reflect numerous estimates and assumptions (not all of which were provided to Tyco Electronics), all made by ADC management, with respect to general business, economic, market and financial conditions and other matters. These estimates and assumptions regarding future events are difficult to predict, and many are beyond ADC's control. Accordingly, there can be no assurance that the estimates and assumptions made by ADC in preparing the projections will be realized and actual results may be materially greater or less than those contained in the projections provided by ADC.

        The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of Tyco Electronics, Purchaser, ADC or their respective affiliates or representatives consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. These projections are being provided in this document only because ADC made them available to Tyco Electronics in connection with Tyco Electronics' due diligence review of ADC. None of Tyco Electronics, Purchaser, ADC or any of their respective affiliates or representatives makes any representation to any person regarding the projections by virtue of their inclusion in this Offer to Purchase, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. In this regard, investors are cautioned not to place undue reliance on the projected information provided.

        It is Tyco Electronics' understanding that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles ("GAAP"), and ADC's independent auditors have not examined, compiled or performed any procedures with respect to the projections presented in this Offer to Purchase, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that ADC may achieve the results contained in the projections, and accordingly assume no responsibility for them.

        The projections provided by ADC management included:

ADC Telecommunications, Inc.

FY10—FY12 Financial Projections

As of 6/16/10

	FY10
	Q1	Q2	Q3	Q4	Total	FY11	FY12
Revenue	266	274	302	300	1,142	1,283	1,430
Earnings Before Interest, Taxes, Depreciation and Amortization	22	30	42	41	134	172	199

Adjusted Operating Income	10	18	30	29	88	128	157
Adjusted Gross Margin	92	100	113	111	416	440	479
Free Cash Flow					45	75	109

        Additional Information.    ADC is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. ADC's filings are also available to the public from commercial document retrieval services and at the SEC's Web site at http://www.sec.gov.

        9.    Certain Information Concerning Purchaser and Tyco Electronics.    Purchaser is a Minnesota corporation incorporated on July 9, 2010, with principal executive offices at 1050 Westlakes Drive, Berwyn, Pennsylvania 19312. The telephone number of our principal executive offices is (610) 893-9800. To date, we have engaged in no activities other than those incidental to our formation, entry into the Merger Agreement and commencement of the Offer. Purchaser is an indirect wholly owned subsidiary of Tyco Electronics.

        Tyco Electronics was incorporated in Bermuda on February 10, 2000 and continued its existence as a Swiss corporation effective June 25, 2009 with principal executive offices at Rheinstrasse 20, CH-8200 Schaffhausen, Switzerland. The telephone number of Tyco Electronics' principal executive offices is +41 (0)52 633 66 61. Tyco Electronics is a leading global provider of engineered electronic components, network solutions, specialty products and subsea communication systems, with fiscal 2009 sales of $10.3 billion to customers in more than 150 countries. Tyco Electronics designs, manufactures and markets products for customers in a broad array of industries including automotive, data communication systems and consumer electronics, telecommunications, aerospace, defense and marine, medical, energy and lighting.

        The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Tyco Electronics and Purchaser and certain other information are set forth on Schedule I to this Offer to Purchase.

        Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Tyco Electronics and, to Purchaser's and Tyco Electronics' knowledge, the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Tyco Electronics, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of ADC; (ii) none of Purchaser, Tyco Electronics and, to Purchaser's and Tyco Electronics' knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of ADC during the past

60 days; (iii) none of Purchaser, Tyco Electronics and, to Purchaser's and Tyco Electronics' knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of ADC (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Purchaser, Tyco Electronics, their subsidiaries or, to Purchaser's and Tyco Electronics' knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and ADC or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Tyco Electronics, their subsidiaries or, to Purchaser's and Tyco Electronics' knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and ADC or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of Purchaser, Tyco Electronics and, to Purchaser's and Tyco Electronics' knowledge, the persons listed in Schedule I to this Offer to Purchase has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (vii) none of Purchaser, Tyco Electronics and, to Purchaser's and Tyco Electronics' knowledge, the persons listed in Schedule I to this Offer to Purchase has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        We do not believe our financial condition or the financial condition of Tyco Electronics is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) consummation of the Offer is not subject to any financing condition, (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger and (iv) Tyco Electronics will have, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

        Additional Information.    Tyco Electronics is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Tyco Electronics is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Tyco Electronics. You may read and copy any such reports, statements or other information at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Tyco Electronics' filings are also available to the public from commercial document retrieval services and at the SEC's Web site at http://www.sec.gov.

        10.   Source and Amount of Funds. We will need approximately $1.97 billion to purchase all Shares pursuant to the Offer, to pay the consideration in respect of Shares converted in the Merger into the right to receive the same per Share amount paid in the Offer (including in respect of Shares issued in settlement of certain restricted stock units, performance stock units and restricted stock unit rights), to pay related fees and expenses and to pay all other amounts which may become due and payable as a result of the Offer and the Merger (including in respect of the ADC Convertible Notes). See "Section 13—The Transaction Documents—The Merger Agreement—Convertible Notes." Completion

of the Offer and the Merger is not conditioned upon obtaining or the funding of any financing arrangements.

        Tyco Electronics will provide us with sufficient funds to satisfy the foregoing financial obligations. In addition to internally available cash, Tyco Electronics may use funds available under its existing credit facility or use alternative borrowing sources, including issuing new notes or commercial paper, to finance approximately $250 million of such obligations.

        11.   Background of the Offer; Contacts with ADC.

        As part of the continuous evaluation of its businesses and plans, Tyco Electronics regularly considers a variety of strategic options and transactions. One of Tyco Electronics' key strategic objectives is to strengthen its position in the market for broadband infrastructure connectivity.

        Since Tyco Electronics' separation from Tyco International Ltd. in July 2007, Tyco Electronics has been focused on reshaping and improving the operating performance of its core connectivity businesses, and the next phase of its strategy is to accelerate sales and profit growth in these core businesses.

        As part of this process, Tyco Electronics has evaluated various alternatives for expanding its business, including through an acquisition, and has, from time to time, analyzed opportunities for expansion and discussed such matters with its board of directors.

        On March 15, 2010, at the request of Thomas Lynch ("Lynch"), the Chief Executive Officer of Tyco Electronics, Robert Switz, Chairman, President and Chief Executive Officer of ADC ("Switz"), met with Lynch at ADC's headquarters in Minneapolis. Lynch and Switz discussed, among other things, current industry conditions and dynamics. They also preliminarily discussed Tyco Electronics' interest in exploring a possible combination of Tyco Electronics' connectivity business unit with ADC, and a process that might lead to exploratory discussion around that topic. Switz informed Lynch that he would discuss this matter with the ADC Board.

        Effective March 26, 2010, ADC and Tyco Electronics entered into a mutual confidentiality agreement that would enable each party to conduct further discussions and confidential due diligence. The agreement also contained mutual standstill and employee nonsolicitation covenants. The parties agreed to have their management teams meet on March 31, 2010 to begin the diligence process.

        On March 31, 2010, senior officers of each of ADC and Tyco Electronics, including Switz and Lynch, met to conduct exploratory discussions, including business presentations by each party and an initial discussion of the strategic rationale for a possible transaction between the companies. At this meeting, Tyco Electronics delivered to ADC a proposed, detailed timeline and process proposal for the parties to continue and complete exploratory discussions by the end of April. The timeline contemplated that Tyco Electronics would deliver a non-binding indication of value during the first week of May.

        On April 15, 2010, management teams from ADC and Tyco Electronics held a preliminary due diligence process call.

        On April 27, 2010, Lynch sent a letter to the board of directors of Tyco Electronics (the "Tyco Electronics Board") summarizing the strategic rationale for the proposed acquisition and Tyco Electronics' intention to submit a non-binding indication of interest in the first week of May, 2010. Between April 27, 2010 and May 6, 2010, Tyco Electronics management participated in individual phone calls with members of the Tyco Electronics Board to provide further information on the proposed acquisition.

        On April 28, 2010, management teams from ADC and Tyco Electronics met at an airport conference center in Minneapolis and discussed business diligence and potential synergies.

        On May 7, 2010, management teams from ADC and Tyco Electronics, along with Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisor to ADC, and Barclays Capital Inc.

("Barclays"), financial advisor to Tyco Electronics, met at an airport conference center in Minneapolis to discuss Tyco Electronics' preliminary valuation of ADC. At the conclusion of the meeting, Tyco Electronics delivered its indication of interest letter containing its preliminary range of value of $10.55 to $11.55 per share for an all-cash acquisition of ADC. Tyco Electronics also requested a period of exclusivity in which to continue diligence and negotiate a transaction agreement with ADC.

        On May 17, 2010, ADC's senior management (not including Switz) and Morgan Stanley met with their counterparts from Tyco Electronics at an airport hotel in Minneapolis to provide them with information regarding potentially undervalued assets of ADC, including its auction rate securities ("ARS") portfolio and certain other assets, to enable Tyco Electronics to consider increasing its valuation of ADC. Tyco Electronics' representatives stated that they would reconsider the $10.55 to $11.55 per share range previously proposed and respond to ADC in the near future.

        On May 25, 2010, Tyco Electronics delivered a revised indication of interest letter to ADC. The range of value indicated was increased to $11.00 to $11.80 per share, for an all-cash acquisition of ADC. Tyco Electronics also requested a period of exclusivity in which to complete due diligence and negotiate a definitive agreement with ADC. Along with the letter, Tyco Electronics delivered a detailed draft transaction timeline outlining the process to signing and then closing.

        On June 4, 2010, Switz contacted Lynch and Morgan Stanley contacted Barclays. Lynch and Barclays were each informed that, while ADC's Board had made no decision with respect to a sale of ADC, a party seeking to acquire ADC would need to satisfy ADC as to three principal factors: value, certainty of closing and timing. Switz and Morgan Stanley explained to Tyco Electronics and Barclays the competitive dynamic of the current process and that ADC was expecting to receive by June 11, 2010 Tyco Electronics' best proposal regarding value, and to do whatever they could to demonstrate certainty and timing to ADC. Switz and Morgan Stanley informed Tyco Electronics and Barclays that the ADC Board had not authorized the granting of exclusivity to any party, but would consider doing so at the appropriate time.

        During the week of June 7, 2010, ADC management held two telephonic meetings with Tyco Electronics management to discuss the financial impact to ADC of the recently announced ARS settlement and Tyco Electronics' due diligence requests. Tyco Electronics also expressed its desire to target an announcement date of July 19, 2010.

        At a meeting held on June 9, 2010, the Tyco Electronics Board received an update from Tyco Electronics management on discussions with ADC. During the course of subsequent negotiations, Tyco Electronics management regularly updated the Tyco Electronics Board as to the status of the negotiations by email and telephone conversations.

        On Friday, June 11, 2010, Tyco Electronics submitted its updated indication of interest. Tyco Electronics submitted an all-cash proposal with a range of $11.50 to $12.00 per share, with no request for exclusivity. In addition, Tyco Electronics delivered a proposed agreement and plan of merger for the transaction, and a draft proposed summary timeline to signing and closing.

        On June 15, 2010, Morgan Stanley and Switz contacted their counterparts at Tyco Electronics and Barclays to explain that ADC intended to proceed with a dual-track due diligence process with Tyco Electronics and another competing bidder for ADC. Tyco Electronics was informed that neither party would receive exclusivity, and each party would have access to management personnel and ADC information to conduct their remaining diligence. Each party would be expected to deliver its best proposal on value, along with a mark-up of a definitive agreement (to be delivered by ADC) that each would be prepared to sign, to ADC by Friday, July 9, 2010. Morgan Stanley and Switz reminded their counterparts that, in addition to value, the Board would seriously consider the certainty and timing associated with each proposal.

        Also, on June 22, 2010, Morgan Stanley delivered a proposed agreement and plan of merger (the "Draft Agreement"), prepared by Dorsey and Whitney LLP ("Dorsey") in consultation with ADC and

Morgan Stanley, to Barclays. Also during the week of June 21, 2010, Dorsey's antitrust counsel began working with their counterparts at Davis Polk & Wardwell LLP ("Davis Polk"), the law firm representing Tyco Electronics, in order to assess the Tyco Electronics' competition law considerations. In addition, ADC made Dorsey's corporate counsel available to Davis Polk to discuss any questions with respect to the Draft Agreement.

        ADC arranged for two days of in-person, in-depth management presentations and diligence discussions to be held at an offsite location in the Twin Cities with Tyco Electronics during the week of June 28, 2010, and also arranged for visits to select ADC plants around the world by Tyco Electronics. In addition, ADC provided additional confidential information to Tyco Electronics.

        In addition to the due diligence contacts occurring in the three week period prior to the delivery of final indications of interest, Morgan Stanley was in contact with Barclays, confirming that July 9, 2010 was a firm deadline, and urging Barclays to present whatever it could to convince ADC as to certainty and timing.

        During the week of July 5, 2010, representatives of ADC and Dorsey had discussions with Davis Polk regarding the Draft Agreement.

        At a meeting held on July 9, 2010, the Tyco Electronics Board reviewed all aspects of the proposed transaction and authorized Tyco Electronics to enter into a binding agreement for the acquisition of ADC within the parameters proposed by Tyco Electronics management.

        At the close of business on July 9, 2010, Tyco Electronics delivered to ADC an updated indication of interest letter, reflecting an updated price of $11.75 per share, and a mark-up of the Draft Agreement. In addition, Tyco Electronics delivered a detailed draft communications plan leading up to announcement and a proposed a draft press release announcing a transaction with ADC.

        On July 10, 2010, Morgan Stanley contacted Barclays to discuss the status of the process and how to improve Tyco Electronics' proposal. Also during that day, Dorsey negotiated the Draft Agreement with Davis Polk. At the end of July 10, 2010, the Draft Agreement was largely negotiated with Tyco Electronics in a form substantially satisfactory to ADC, with few issues remaining to be resolved.

        On July 11, 2010, Davis Polk and Dorsey resolved the few remaining substantive issues in the Draft Agreement with Tyco Electronics.

        Also, during the afternoon of July 11, 2010, Morgan Stanley informed Barclays that Tyco Electronics' proposal was not competitive with respect to value, and that Tyco Electronics would not be granted an exclusivity period at the current valuation. Barclays responded later in the afternoon by informing Morgan Stanley that Tyco Electronics would not improve the per share price contained in its proposal unless ADC provided Tyco Electronics with meaningful price guidance, a revised Draft Agreement reflecting the current status of negotiations between those parties and a timing commitment for the ADC Board's prompt consideration of its possible revised proposal.

        On the evening of July 11, 2010, Morgan Stanley contacted Barclays and offered a short period of exclusivity to consummate a transaction if Tyco Electronics would increase its proposed price per share to $12.75 in cash. Barclays, noting that it expected to be able to respond with a definitive answer, requested a short period of time to contact Tyco Electronics' executives.

        Switz was contacted by an executive of Tyco Electronics and, concurrently, Morgan Stanley was contacted by Barclays, each with the same response to the ADC's proposal: Tyco Electronics would offer a purchase price of $12.75 per share in cash only if ADC would immediately enter into an exclusivity agreement with Tyco Electronics, the ADC Board would be in a position to hold a meeting after the major U.S. stock exchanges (the "U.S. Exchanges") closed on Monday, July 12, 2010, for the purpose of considering and approving a transaction with Tyco Electronics, and ADC would be in a position to announce the transaction prior to the opening of the U.S. Exchanges on Tuesday, July 13, 2010. ADC agreed to Tyco Electronics' conditions. Shortly after those concurrent discussions concluded, the parties entered into an exclusivity letter during the evening of July 11, 2010 that prohibited ADC from soliciting or continuing negotiations with any other party for a period ending at the time that the U.S. Exchanges opened on Wednesday, July 14, 2010.

        From that point during the evening of July 11, 2010, until the evening of July 12, 2010, ADC management, Morgan Stanley and Dorsey, and Tyco Electronics management, Barclays and Davis Polk negotiated and finalized the Draft Agreement and communications plan. ADC also provided to Tyco Electronics the last remaining requested items of due diligence during July 12, 2010.

        On the evening of July 12, 2010, the Merger Agreement was executed by ADC and Tyco Electronics. Prior to the U.S. Exchanges opening on July 13, 2010, Tyco Electronics and ADC issued a press release announcing the execution of the Merger Agreement. For a summary of the Merger Agreement, see "Section 13—The Transaction Documents—Merger Agreement."

        On July 26, 2010, Purchaser commenced the Offer.

        12.   Purpose of the Offer; Plans for ADC; Shareholder Approval; Dissenters' Rights.

        Purpose of the Offer; Plans for ADC.    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, ADC. The Offer, as the first step in the acquisition of ADC, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of ADC not purchased pursuant to the Offer or otherwise.

        Upon the purchase of Shares pursuant to the Offer, the Merger Agreement provides that Tyco Electronics will have the right (but not the obligation) to designate representatives, rounded to the nearest whole number, to serve on the ADC Board in proportion to our ownership of Shares following such purchase, provided that, prior to the Merger Effective Time, the ADC Board will always have at least three Continuing Directors. Tyco Electronics has yet to determine whether it will exercise such right, but if it does, such designees are likely to be directors of Tyco Electronics. We expect that, if we exercise such right, our representation on the ADC Board would permit us to exert substantial influence over ADC's conduct of its business and operations. In addition, if we accept for payment and pay for a majority of the outstanding Shares, we expect to merge with and into ADC. We currently intend, as soon as possible after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of ADC. See "Section 13—The Transaction Documents—The Merger Agreement."

        As described herein, upon completion of the Offer, Purchaser will merge with and into ADC, which will continue as the surviving corporation and an indirect wholly owned subsidiary of Tyco Electronics. Tyco Electronics will continue to evaluate the business and operations of ADC during and after the consummation of the Offer and prior to the Merger Effective Time and, following the Merger, will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Tyco Electronics intends to conduct a comprehensive review of ADC's business, operations, capitalization and management with a view to optimizing development of ADC's potential in conjunction with Tyco Electronics' business.

        If, for any reason following completion of the Offer, the Merger is not consummated, Tyco Electronics and Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

        Shareholder Approval.    Under the MBCA, if we acquire, pursuant to the Offer, the Top-Up Option or otherwise, 90% or more of the outstanding Shares, the Merger will be effected under the short-form merger provisions of the MBCA without prior notice to, or any action by, any other ADC shareholder. If we do not acquire 90% or more of the outstanding Shares (pursuant to the Offer, the Top-Up Option or otherwise), we will seek approval of the Merger Agreement and the Merger by ADC's shareholders. Approval of the Merger Agreement and the Merger requires the approval of holders of not less than a majority of the outstanding Shares, including the Shares owned by us. Thus, assuming that the Minimum Condition is satisfied, upon consummation of the Offer, we would own sufficient Shares to enable us, without the affirmative vote of any other ADC shareholder, to satisfy the shareholder approval requirement to approve the Merger. Under the terms of the Merger Agreement, ADC has agreed to call and hold a meeting of ADC's shareholders as soon as reasonably practicable after the purchase of Shares pursuant to the Offer for purposes of voting on the approval of the Merger if shareholder approval is required under the MBCA to effect the Merger.

        Dissenters' Rights.    No dissenters' rights are available in connection with the Offer. However, under the MBCA, shareholders who do not sell their Shares in the Offer will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473 of the MBCA, to dissent with respect to the Merger and to receive payment in cash for the "fair value" of their Shares after the Merger is completed. The term "fair value" means the value of the Shares immediately before the Merger Effective Time and may be less than, equal to or greater than the Offer Price. Any dilutive impact on the value of the Shares as a result of Tyco Electronics' exercise of the Top-Up Option will not be taken into account in the determination of the "fair value" of the Shares.

        To be entitled to payment, the dissenting shareholder must not accept the Offer. In addition, if a vote of shareholders is required to approve the Merger under the MBCA, a dissenting shareholder also (i) must file with ADC, prior to the vote for the Merger, a written notice of intent to demand payment of the fair value of the dissenting shareholder's Shares, (ii) must not vote in favor of the Merger and (iii) must satisfy the other procedural requirements of the MBCA. Any shareholder contemplating the exercise of such dissenters' rights should review carefully the provisions of Sections 302A.471 and 302A.473 of the MBCA, particularly the procedural steps required to perfect such rights, and should consult legal counsel. Dissenters' rights will be lost if the procedural requirements of the statute are not fully and precisely satisfied.

        If a vote of shareholders is required to approve the Merger under the MBCA, the notice and proxy or information statement for the meeting of the shareholders will again inform each shareholder of record as of the record date of the meeting of the shareholders (excluding persons who tender all of their Shares pursuant to the Offer if such Shares are purchased in the Offer) of their dissenters' rights and will include a copy of Sections 302A.471 and 302A.473 of the MBCA and a summary description of the procedures to be followed to obtain payment of fair value for their Shares. If a vote of the shareholders is not required to approve the Merger, the surviving corporation will send a notice to those persons who are shareholders of the surviving corporation immediately prior to the Merger Effective Time which, among other things, will include a copy of Sections 302A.471 and 302A.473 of the MBCA and a summary description of the procedures to be followed to obtain payment of fair value for their Shares.

        The foregoing summary of the rights of dissenting shareholders under the MBCA does not purport to be a statement of the procedures to be followed by shareholders desiring to exercise any dissenters' rights under the MBCA. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the MBCA which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to dissenters' rights under Minnesota law and is qualified in its entirety by reference to Minnesota law.

        13.   The Transaction Documents.

        The Merger Agreement.    The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as an exhibit to the Tender Offer Statement on Schedule TO, which you may examine and copy as set forth in "Section 8—Certain Information Concerning ADC" above. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about ADC or Tyco Electronics in ADC's or Tyco Electronics' public reports filed with the SEC. In particular, the Merger Agreement and this summary of terms are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to ADC or Tyco Electronics. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances under which Purchaser may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders.

        The Offer.    The Merger Agreement provides for the making of the Offer by Purchaser as promptly as practicable, but in no event later than July 26, 2010. Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition, the expiration or termination of any applicable waiting period under the HSR Act and approval under the EU Regulations and the satisfaction of the other conditions set forth in "Section 15—Conditions of the Offer." The Merger Agreement provides that each ADC shareholder who tenders Shares in the Offer will receive $12.75 for each Share tendered, net to the shareholder in cash, without interest. Purchaser has agreed that it will not terminate or withdraw the Offer other than in connection with the termination of the Merger Agreement. Purchaser has also agreed that, without the prior written consent of ADC, it will not:

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  waive or change the Minimum Condition;

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  decrease the Offer Price;

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  change the form of consideration to be paid in the Offer;

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  decrease the number of Shares sought in the Offer;

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  extend or otherwise change the Expiration Time, except as described under "—Mandatory Extensions of the Offer" below; or

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  otherwise amend, modify or supplement the conditions to the Offer set forth in "Section 15—Conditions of the Offer" or any other terms to the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of the Shares.

        Extensions of the Offer.    If any condition to the Offer is not satisfied or waived on any scheduled Expiration Time, Purchaser must extend the Offer for one or more periods until the End Date to permit such condition to be satisfied; provided, however, that if all conditions of the Offer other than the Minimum Condition (and any conditions that are by their nature to be satisfied at the expiration of the Offer) have been satisfied or waived, Purchaser has the right, but not the obligation, to terminate the Offer 60 days after such conditions have been satisfied or waived. Purchaser must also extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or of the NASDAQ applicable to the Offer or for any period otherwise required by applicable law.

        The Merger Agreement obligates Purchaser, subject to applicable securities laws and the satisfaction of the conditions set forth in "Section 15—Conditions of the Offer," to accept for payment and pay for, promptly after the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer.

        Subsequent Offering Period.    Following expiration of the Offer, the Merger Agreement permits Purchaser, in its sole discretion, to provide a Subsequent Offering Period in accordance with Rule 14d-11 of the Exchange Act if, immediately following the Acceptance Time, Tyco Electronics,

Purchaser and their respective subsidiaries and affiliates beneficially own less than 90% of the Shares outstanding at that time (which Shares beneficially owned shall include Shares tendered in the Offer and not withdrawn). Purchaser is required pursuant to the Merger Agreement to immediately accept for payment and promptly pay for Shares validly tendered during any Subsequent Offering Period.

        Directors.    The Merger Agreement provides that upon the Acceptance Time, Tyco Electronics will have the right (but not the obligation) to designate the number of directors, rounded to the nearest whole number, to the ADC Board that equals the product of (i) the total number of directors on the ADC Board (giving effect to the election of any additional directors pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares beneficially owned by Tyco Electronics and/or Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding. ADC is required under the Merger Agreement to cause Tyco Electronics' designees to be elected or appointed to the ADC Board, including by increasing the number of directors and seeking and accepting resignations of incumbent directors, provided that, prior to the Merger Effective Time, the ADC Board will always have at least three Continuing Directors. ADC will also cause individuals designated by Tyco Electronics to constitute the number of members, rounded to the nearest whole number, on each committee of the ADC Board and, as requested by Tyco Electronics, the board of directors of each subsidiary of ADC (and each committee thereof) that represents the same percentage as such individuals represent on the ADC Board.

        Following the election or appointment of Tyco Electronics' designees and until the Merger Effective Time, the approval of a majority of the Continuing Directors will be required to authorize (and such authorization will constitute the authorization of the ADC Board):

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  any termination of the Merger Agreement by ADC;

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  any amendment of the Merger Agreement requiring action by the ADC Board;

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  any extension of time for performance of any of the obligations or actions under the Merger Agreement by Tyco Electronics or Purchaser;

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  any waiver of compliance with any agreement or condition contained in the Merger Agreement for the benefit of ADC; or

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  any other consent, action or recommendation by ADC or the ADC Board with respect to the Merger Agreement, the Offer or the Merger or any other transaction contemplated thereby or in connection therewith.

        Top-Up Option.    As part of the Merger Agreement, ADC granted to Purchaser an option (the "Top-Up Option") to purchase up to a number of Shares from ADC at a per Share purchase price equal to the Offer Price that, when added to the number of Shares owned by Purchaser and Tyco Electronics immediately following consummation of the Offer, results in Purchaser and Tyco Electronics owning at least one more Share than 90% of the Shares outstanding after the issuance of all Shares to be issued upon exercise of the Top-Up Option. The Top-Up Option will not be exercisable (i) to the extent the number of Shares issuable would exceed the number authorized but unissued Shares, (ii) if any judgment, injunction, order or decree prohibits such exercise of the Top-Up Option or the delivery of such Shares and (iii) unless Tyco Electronics or Purchaser has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn. If the Top-Up Option is exercised by Purchaser (resulting in Purchaser owning 90% or more of the outstanding Shares), Purchaser will be able to effect, subject to the terms and conditions of the Merger Agreement, a short-form merger under the MBCA. Any dilutive impact on the value of the Shares as a result of Tyco Electronics' exercise of the Top-Up Option will not be taken into account in the determination of the "fair value" of the Shares.

        The Merger.    The Merger Agreement provides that, at the Merger Effective Time, Purchaser will be merged with and into ADC. Following the Merger, the separate existence of Purchaser will cease, and ADC will continue as the surviving corporation.

        Under the terms of the Merger Agreement, at the Merger Effective Time, each Share outstanding immediately prior to the Merger Effective Time will be converted automatically into the right to receive a cash amount equal to the per Share amount paid in the Offer, without interest. Notwithstanding the foregoing, the merger consideration will not be payable in respect of Shares owned by ADC shareholders who properly exercised dissenters' rights under the MBCA, Shares owned by Tyco Electronics, Purchaser or ADC, which shall be cancelled, or Shares owned by any subsidiary of ADC or Tyco Electronics (other than the Purchaser), which shall be converted into shares of the surviving corporation such that each subsidiary owns the same percentage of the outstanding stock of the surviving corporation after the Merger Effective Time as it owned of the Shares immediately prior to the Merger Effective Time.

        If we acquire 90% or more of the outstanding Shares pursuant to the Offer, the Top-Up Option or otherwise, the Merger will be effected as a short-form merger without prior notice to, or any action by, any other ADC shareholder. If we do not acquire 90% or more of the outstanding Shares in the Offer or otherwise, we will seek approval of the Merger Agreement and the Merger by ADC's shareholders. Such approval would require the approval of holders of not less than a majority of the outstanding Shares, including the Shares owned by us, and, if required, ADC has agreed that it will, among other things, cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable after the Acceptance Time (or, as applicable, the consummation of any Subsequent Offering Period) for the purpose of voting on the approval of the Merger and the ADC Board will recommend approval of the Merger by ADC's shareholders.

        Stock Options.    The Merger Agreement provides that, at the Acceptance Time, each then-outstanding ADC Stock Option will, to the extent not already fully vested, fully vest if and as provided under the terms of the applicable stock option award agreement. At or immediately prior to the Merger Effective Time, each ADC Stock Option will be assumed by Tyco Electronics subject to the same terms and conditions in the ADC Stock Option immediately prior to the Merger Effective Time, except that (i) each ADC Stock Option will be exercisable for a whole number of shares of Tyco Electronics common stock equal to the number of Shares issuable upon exercise of such ADC Stock Option, immediately prior to the Merger Effective Time multiplied by the Conversion Ratio, rounded down to the nearest whole number of shares of Tyco Electronics common stock and (ii) the per share exercise price will be equal to the exercise price of such option divided by the Conversion Ratio, rounded up to the nearest whole cent.

        Convertible Notes.    The Merger Agreement provides that, after the Acceptance Time, ADC will fulfill its obligations pursuant to the indentures governing the ADC Convertible Notes to make offers to purchase the ADC Convertible Notes, and to purchase any ADC Convertible Notes tendered for purchase in response to the offers, at a purchase price equal to 100% of the principal amount of the ADC Convertible Notes, plus accrued and unpaid interest.

        Representations and Warranties.    In the Merger Agreement, ADC has made customary representations and warranties to Tyco Electronics and Purchaser, including representations relating to its corporate existence and power, corporate authorization, governmental authorization, non-contravention, capitalization, subsidiaries, SEC filings and the Sarbanes-Oxley Act of 2002, financial statements, information to be included in the Schedule 14D-9, the Information Statement and other documents to be filed in connection with the transactions contemplated by the Merger Agreement, the absence of certain changes, the absence of undisclosed material liabilities, compliance with laws and court orders, litigation, regulatory compliance, properties, intellectual property, employee benefit plans and employment arrangements, environmental matters, material contracts, finders' fees, the opinion of its financial advisor, antitakeover statutes matters and ADC's rights agreement. Tyco

Electronics and Purchaser have made customary representations and warranties to ADC with respect to, among other matters, their corporate existence and power, corporate authorization, governmental authorization, non-contravention, information to be included in the Offer documents, the Information Statement and other documents to be filed in connection with the transactions contemplated by the Merger Agreement, litigation, ownership of Shares and financing of the transactions contemplated by the Merger Agreement.

        The representations and warranties will not survive consummation of the Merger, and cannot be the basis for claims under the Merger Agreement by the other party after termination of the Merger Agreement.

        Operating Covenants.    Pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement, ADC will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organization, maintain in effect all of its licenses, permits and other authorizations, keep available the services of its directors, officers and key employees, and maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of ADC prior to the earlier of the Acceptance Time and the termination of the Merger Agreement, which provide that, subject to certain exceptions, including as contemplated or permitted by the Merger Agreement, ADC will not, and will not permit its subsidiaries to, among other things: amend its articles of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise); split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution in respect of its capital stock; redeem, repurchase, acquire, issue, deliver or sell any ADC securities or securities of any of its subsidiaries; place any limitation on the ability of a subsidiary to pay dividends or return capital or repay intercompany loans or interest due thereon; constrict or prohibit any Subsidiary from selling, transferring, conveying or assigning any rights, assets or liabilities or any other Subsidiary; issue, deliver or sell, or amend the terms of, any shares of ADC securities or securities of any of its subsidiaries, other than issuance of (i) Shares upon the exercise of ADC Stock Options or the vesting and settlement of awards outstanding under ADC's stock plans, (ii) Shares upon the conversion of the ADC Convertible Notes, or (iii) securities of any of ADC's subsidiaries to ADC or any other of its subsidiaries; incur capital expenditures or any obligations or liabilities in respect thereof other than budgeted capital expenditures made available to Tyco Electronics and unbudgeted capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate; acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any assets, securities, properties, interests or businesses; sell, lease or otherwise transfer, or create any lien on any of ADC's or any of its subsidiaries' assets, securities, properties, interests or businesses having an aggregate value in excess of $1,000,000 individually or $5,000,000 in the aggregate; permit to lapse any material intellectual property owned by ADC or any of its subsidiaries; make any loans, advances or capital contributions to, or investments in any other person; create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof; enter into, amend or modify in any material respect, or terminate any material contract or waive, release or assign any material rights, claims or benefits of ADC or any of its subsidiaries; with respect to any director, officer or employee of ADC or any of its subsidiaries whose annual base salary exceeds $175,000, grant, increase or amend any severance or termination pay or enter into or amend any employment, deferred compensation or other similar agreement; increase benefits payable under ADC's severance or termination pay policies, fund any benefit payable under ADC's change in control or similar plans or terminate the employment of any participant in such plans other than for "Cause" (as defined therein) or make any changes that would give any such participant "Good Reason" (as defined therein); establish, adopt or amend any collective bargaining, bonus, retirement, deferred compensation or other benefit plan or arrangement; increase compensation, bonus or other benefits payable to any employee of ADC or any of its subsidiaries whose annual base salary is $175,000 or greater; change the position or job grade of any employee such as to make them eligible to participate or to receive increased benefits under any of ADC's change in control plans; change financial accounting methods; settle shareholder litigation, litigation relating to the Merger or any material litigation; make or change any material tax election, tax accounting period, method of tax accounting or material tax return or claim; or modify or withdraw approval of certain matters for purposes of the safe-harbor provisions contained in Rule 14d-10 under the Exchange Act.

        No Solicitation.    In the Merger Agreement, ADC has agreed that neither it nor any of its subsidiaries will, and ADC will use its reasonable best efforts to cause its or any of its subsidiaries' officers, directors, investment bankers, attorneys, accountants, consultants or other agents or advisors ("Representatives") not to, directly or indirectly:

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  solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined below);

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  enter into or participate in any discussions or negotiations with, furnish any information relating to ADC or any of its subsidiaries or afford access to the business, properties, assets, books or records of ADC or any of its subsidiaries to, any Person with respect to inquiries regarding, or the making of, an Acquisition Proposal;

  •
  fail to make, withdraw, modify or amend in a manner adverse to Tyco Electronics, the ADC Board Recommendation (as defined below) (or recommend an Acquisition Proposal or knowingly take any action or make any statement inconsistent with the ADC Board Recommendation) (each, an "Adverse Recommendation Change");

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  grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of ADC or any of its subsidiaries or under the Rights Agreement;

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  take any action to render the restrictions on a "control share acquisition" set forth in Section 302A.671 of the MBCA inapplicable to any transaction;

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  approve any transaction under, or any Person becoming an "interested shareholder" under, Section 302A.673 of the MBCA; or

  •
  enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a permitted confidentiality agreement).

        Notwithstanding the foregoing, at any time prior to the Acceptance Time, (i) ADC, directly or indirectly through its Representatives, may (a) engage in negotiations or discussions with any third party and its Representatives that, subject to ADC's compliance with the non-solicitation provisions described above, has made after the date of the Merger Agreement a bona fide, written Acquisition Proposal that the ADC Board reasonably believes will lead to a Superior Proposal (as defined below) and (b) furnish to such third party or its Representatives non-public information relating to ADC or any of its subsidiaries pursuant to a confidentiality agreement with such third party with terms no less favorable to ADC than those contained in the Confidentiality Agreement (as defined below), if in the case of either clause (a) or (b), the ADC Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law; provided that (1) such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement will be deemed to be amended to contain such less restrictive or no standstill restriction, as the case may be, and (2) all such information (to the extent that such information has not been previously provided or made available to Tyco Electronics) is provided or made available to Tyco Electronics, as the case may be, prior to or substantially concurrent with the time it is provided or made available to such third party); and (ii) the ADC Board may make an Adverse Recommendation Change if the ADC Board determines in good faith, after consultation with outside legal counsel (and a financial advisor, in the case of clause (A)), that (A) an Acquisition Proposal constitutes a Superior Proposal and the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under Applicable Law or (B) in the absence of an Acquisition Proposal, due to material events or changes in circumstances after the date hereof that were neither known to nor reasonably foreseeable by ADC as of or prior to the date hereof, the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law.

        ADC will notify Tyco Electronics in writing within one business day after receipt of any Acquisition Proposal, any inquiry or meaningful communication with respect to an Acquisition Proposal, or request for access to the properties, books or records of ADC or any subsidiary by any third party that informs the ADC Board or such subsidiary that it is considering making, or has made, an Acquisition Proposal. ADC will provide such notice in writing and will identify the third party making, and the material terms of, the Acquisition Proposal, or such inquiry, communication or request, and, will provide to Tyco Electronics a copy of such Acquisition Proposal, inquiry, communication or request. ADC will keep Tyco Electronics reasonably informed of any material changes with respect to such Acquisition Proposal, inquiry, communication or request and will as soon as reasonably practicable (but in no event later than two business days after receipt) provide to Tyco Electronics copies of all correspondence and written material sent or provided to ADC in connection with such Acquisition Proposal, inquiry, communication or request.

        The ADC Board will not make an Adverse Recommendation Change in response to, or terminate the Merger Agreement in order to enter into a definitive agreement with respect to, a Superior Proposal unless (i) ADC promptly notifies Tyco Electronics in writing that the ADC Board has determined that an Acquisition Proposal is a Superior Proposal or that the ADC Board intends to make an Adverse Recommendation Change in connection with such Superior Proposal, (ii) ADC specifies in reasonable detail the material terms and conditions of such Superior Proposal, the identity of the Person making such Superior Proposal and, if applicable, the terms and conditions of any proposed agreement relating to such Superior Proposal, and (iii) Tyco Electronics does not make, within three business days after its receipt of that written notification, an offer that is at least as favorable, from a financial point of view, to the shareholders of ADC as such Superior Proposal.

        The Merger Agreement also provides that nothing therein will prevent the ADC Board from (i) complying with Rule 14d-9 and 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal or (ii) issuing a "stop, look and listen" disclosure or similar communication of the type contemplated by Rule 14d-9 and 14e-2(a) under the Exchange Act.

        "Acquisition Proposal" means, other than the transactions contemplated by the Merger Agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of ADC and its subsidiaries or 25% or more of any class of equity or voting securities of ADC or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of ADC, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party beneficially owning 25% or more of any class of equity or voting securities of ADC or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of ADC, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving ADC or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of ADC.

        "ADC Board Recommendation" means, at a meeting duly called and held, the unanimous resolution of the ADC Board to recommend acceptance of the Offer and approval and adoption of the Merger Agreement by ADC's shareholders.

        "Superior Proposal" means a bona fide, unsolicited written Acquisition Proposal (provided that, for the purposes of this definition, references to "25%" in the definition of Acquisition Proposal are deemed replaced with reference to "50%") that the ADC Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel, would result in a transaction more favorable, from a financial point of view, to ADC's shareholders than the transactions provided under the Merger Agreement (taking into account, among other things, (i) all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, the likelihood of consummation without undue delay relative to the transactions contemplated by the Merger Agreement and, if such Acquisition Proposal involves any financing, the likelihood of obtaining such financing and the terms on which such financing may be secured and (ii) any, bona fide, written proposal by Tyco Electronics to amend the terms of the Merger Agreement).

        The Merger Agreement requires ADC and its subsidiaries and its and their Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its Representatives conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal. ADC is to promptly request that each third party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date of the Merger Agreement that is still in effect in accordance with the terms thereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information furnished to such person by or on behalf of ADC or any of its subsidiaries (and all analyses and other materials prepared by or on behalf of such person that contains, reflects or analyzes that information). ADC will use its reasonable best efforts to secure certifications of such return or destruction from such other persons as promptly as practicable, to the extent it is entitled to such certifications under the terms of the relevant confidentiality agreements.

        Regulatory Undertaking.    See "Section 16—Certain Legal Matters; Regulatory Approvals."

        Indemnification and Insurance.    The Merger Agreement provides that, for six years after the Merger Effective Time, Tyco Electronics will cause the surviving company to indemnify and hold harmless each current and former officer and director of ADC in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the MBCA or any other applicable law, subject to any provisions in ADC's articles of incorporation and bylaws in effect on the date of the Merger Agreement. The indemnification obligations described in this paragraph are subject to any limitations imposed from time to time under applicable law.

        In addition, Tyco Electronics will cause the surviving company to continue in full force and effect for a period of six years from the Merger Effective Time the provisions in existence in the surviving company's articles of incorporation and bylaws in effect on the date of the Merger Agreement regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses.

        Tyco Electronics agreed pursuant to the Merger Agreement that Tyco Electronics will or will cause the surviving company to maintain for a period of at least six years after the Merger Effective Time the non-cancellable extension of the directors' and officers' liability coverage of ADC's existing directors' and officers' insurance policies and ADC's existing fiduciary liability insurance policies containing terms, conditions, retentions and limits of liability that are no less favorable than ADC's existing officers' and directors' liability and fiduciary liability insurance policies. In satisfying its obligations described in this paragraph, Tyco Electronics will not be obligated to pay amounts in the aggregate in excess of 175% of the amount per annum ADC paid in its last full fiscal year for such policies.

        Conditions of the Offer.    See "Section 15—Conditions of the Offer."

        Conditions of the Merger.    The obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions:

  •
  if required by the MBCA, the Merger has been approved by the shareholders of ADC in accordance with the MBCA;

  •
  no applicable law prohibits the consummation of the Merger; and

  •
  Purchaser has purchased Shares pursuant to the Offer.

        Termination.    The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of ADC):

        (a)   by mutual written agreement of ADC and Tyco Electronics;

        (b)   by either ADC or Tyco Electronics if:

          (i)    the Offer is not consummated on or before the End Date; provided that the right to terminate the Merger Agreement pursuant to this termination right will not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Offer to be consummated by such time; or

          (ii)   there is any applicable law that enjoins Purchaser from consummating the Offer or ADC, Tyco Electronics or Purchaser from consummating the Merger and such injunction is final and nonappealable; provided that the right to terminate the Merger Agreement pursuant to this termination right will not be available to any party which has not complied with its obligations with respect to the receipt of regulatory approvals;

        (c)   by Tyco Electronics if, prior to the Acceptance Time:

          (i)    an Adverse Recommendation Change occurs or at any time after receipt or public announcement of an Acquisition Proposal by ADC, the ADC Board fails to reaffirm the ADC Board Recommendation as promptly as practicable (but in any event within five business days) after receipt of a written request by Tyco Electronics to do so;

          (ii)   ADC breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in clauses (ii)(C) and (ii)(D) of "Section 15—Conditions of the Offer" and (B) is either incurable or, if curable, is not cured by ADC within 30 days following receipt by ADC of written notice of such breach or failure;

        (d)   by ADC: (i) if, prior to the Acceptance Time, Tyco Electronics or Purchaser breaches or fails to perform in any material respect any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement and, such breach or failure is either incurable or, if curable, is not cured by Tyco Electronics or Purchaser within 30 days following receipt by Tyco Electronics and Purchaser of written notice of such breach or failure; or (ii) in order to enter into a definitive agreement with respect to a Superior Proposal.

        In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party; provided that, if such termination will result from the intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant of the Merger Agreement, such party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.

        Termination Fees.    If the Merger Agreement is terminated by Tyco Electronics pursuant to clause (c)(i) of the "—Termination" section above or by ADC pursuant to clause (d)(ii) of the

"—Termination" section above, then ADC will pay to Tyco Electronics in immediately available funds $38,000,000 (the "Termination Fee"), in the case of termination by ADC, at the time of such termination and, in the case of termination by Tyco Electronics, within two business days after such termination.

        If (i) the Merger Agreement is terminated by Tyco Electronics or ADC pursuant to clause (b)(i) of the "—Termination" section above and all the conditions of the Offer other than the Minimum Condition have been satisfied or waived, (ii) the event giving rise to the right to terminate occurred at a time when an Acquisition Proposal (with 50% being substituted for references to 25% in the definition thereof) had been made (other than by Tyco Electronics or its affiliates) and not withdrawn and (iii) within nine months following the date of such termination, ADC enters into a definitive agreement with respect to or recommends to its shareholders an Acquisition Proposal or an Acquisition Proposal is consummated, then ADC will pay to Tyco Electronics in immediately available funds, concurrently with the occurrence of the applicable event described in clause (iii), the Termination Fee.

        Amendment; Waiver.    Any provision of the Merger Agreement may be amended or waived prior to the Merger Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) after the Acceptance Time, (A) no amendment will be made that decreases the Offer Price or the merger consideration and (B) any such amendment will require the approval of a majority of the directors of ADC then in office who were not designated by Tyco Electronics in order to be binding on, or effective against, ADC and (ii) after the approval of the Merger by the shareholders of ADC (if required by the MBCA), no amendment that would require further approval by shareholders of ADC under the MBCA will be without such approval having first been obtained.

        The Confidentiality Agreement.    On March 26, 2010, ADC and Tyco Electronics entered into a confidentiality agreement (the "Confidentiality Agreement") to (a) facilitate the mutual sharing of information in order to allow Tyco Electronics and ADC to evaluate a potential transaction, (b) restrict for a period of twelve months the ability of both parties to: (i) pursue transactions involving the other party's securities or property (including that of its subsidiaries), (ii) propose to enter into any merger or business combination with or purchase a material portion of the assets of the other party or its subsidiaries, or (iii) seek to influence to voting of securities or control or influence the management or board of directors of the other party or its subsidiaries, and (c) restrict for a period of six months the ability of both parties to hire or solicit for hire certain employees of the other party.

        The foregoing summary description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which Purchaser has filed as an exhibit to the Schedule TO, and which you may examine and copy as set forth in "Section 8—Certain Information Concerning ADC" above.

        The Exclusivity Letter.    During the evening of July 11, 2010, ADC and Tyco Electronics entered in an exclusivity letter agreement (the "Exclusivity Letter") whereby, in order to provide the necessary assurance to Tyco Electronics during the final negotiations of the Merger Agreement, ADC agreed that, for a period beginning as of the execution of the Exclusivity Letter and ending on the opening of the U.S. stock markets on July 14, 2010, ADC would cease any negotiations with respect to transactional alternatives to the Merger, not solicit proposals which constituted (or could reasonably have been expected to lead to) transactional alternatives to the Merger and not grant any waiver or release under any standstill agreement with respect to ADC's securities or property.

        The foregoing summary description of the Exclusivity Letter does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Letter, which Purchaser has filed as an exhibit to the Schedule TO, and which you may examine and copy as set forth in "Section 8—Certain Information Concerning ADC" above.

        14.    Dividends and Distributions.    As discussed in "Section 13—The Transaction Documents—The Merger Agreement—Operating Covenants," pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Merger Effective Time and the termination of the Merger Agreement, ADC has agreed not to: (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of ADC or any of its subsidiaries; (iv) place any limitation on the ability of any subsidiary to pay dividends or return capital or repay intercompany loans or interest due thereon; or (v) constrict or prohibit any subsidiary from selling, transferring, conveying or assigning any rights, assets or liabilities to any other subsidiary.

        15.    Conditions of the Offer.    Pursuant to the Merger Agreement, Purchaser is not required to accept for payment or pay for any Shares, and, only after complying with any obligation to extend the Expiration Time of the Offer pursuant to the Merger Agreement, may terminate the Offer, if:

        (i)    prior to the expiration of the Offer, (A) the Minimum Condition is not satisfied or (B) (1) the applicable waiting period (and any extension thereof) under the HSR Act has not expired or been terminated or (2) the applicable waiting period (and any extension thereof) has not expired or been terminated, or approval has not been obtained as the case may be, under the EU Regulations or other analogous laws existing in foreign jurisdictions;

        (ii)   at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions exists:

          (A)  there is instituted or pending any action or proceeding by any governmental authority challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Tyco Electronics or Purchaser or the consummation of the Merger;

          (B)  any applicable law has been proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any governmental authority, other than the application of the waiting period provisions of the HSR Act and the waiting period provisions or approval provisions, as the case may be, of the EU Regulations and other analogous laws existing in foreign jurisdictions, that would or is reasonably likely, directly or indirectly, to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Tyco Electronics or Purchaser or the consummation of the Merger;

          (C)  (1) the representations and warranties of ADC relating to its capitalization in the Merger Agreement are not true in all respects (other than such inaccuracies as are de minimis to the equity capitalization of ADC in the aggregate or that result from permitted equity incentive plans), (2) the representations and warranties of ADC relating to its corporate existence and power, corporate authorization, and antitakeover statutes and the Rights Agreement in the Merger Agreement are not true in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which will be true only as of such time) or (3) any of the other representations and warranties of ADC contained in the Merger Agreement (disregarding all materiality and Material Adverse Effect (as defined below) qualifications contained therein) are not true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which will be true only as of such time), except, in the case of clause (3) only, for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (D)  ADC breaches or fails to perform in all material respects any of its covenants or obligations to be performed or complied with by it under the Merger Agreement prior to such time;

          (E)  ADC fails to deliver to Tyco Electronics a certificate signed by an executive officer of ADC dated as of the date on which the Offer expires certifying that the conditions specified in clauses (C) and (D) of this paragraph (ii) do not exist;

          (F)  there has occurred any event, occurrence, revelation or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

          (G)  the Merger Agreement is terminated in accordance with its terms.

        "Company Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of ADC and its subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States not having a materially disproportionate effect on ADC and its subsidiaries, taken as a whole, relative to other participants in the industry in which ADC operates, (B) changes or conditions generally affecting the industry in which ADC operates not having a materially disproportionate effect on ADC and its subsidiaries, taken as a whole, relative to other participants in the industry in which ADC operates, (C) changes in Applicable Law or GAAP not having a materially disproportionate effect on ADC and its subsidiaries, taken as a whole, relative to other participants in the industry in which ADC operates, (D) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on ADC relative to other participants in the industry in which ADC operates, (E) the announcement or consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, joint venture partners or employees, (F) any failure by ADC and its subsidiaries to meet any internal or external budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (F) will not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Company Material Adverse Effect), (G) a change in the market price or trading volume of the Shares (it being understood that this clause (G) will not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such decrease independently constitutes or contributes to a Company Material Adverse Effect) or (H) any action by ADC made pursuant to the express terms of the Merger Agreement or otherwise made upon the written request or direction of Tyco Electronics.

16.
Certain Legal Matters; Regulatory Approvals.

        General.    Based on our examination of publicly available information filed by ADC with the SEC and other publicly available information concerning ADC, we are not aware of any governmental license or regulatory permit that appears to be material to ADC's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under "State Takeover Statutes", such approval or other action will be sought. Except as described under "Antitrust", there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to ADC's business or certain parts of ADC's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in "Section 15—Conditions of the Offer".

        Minnesota Law.    Under the MBCA and other Minnesota statutes, ADC is subject to several state takeover laws including, but not limited to, Section 302A.671 of the MBCA (the "Control Share Acquisition Act") and Section 302A.673 of the MBCA (the "Combination Act"). As described below, ADC has taken appropriate action in connection with its approval of the Merger Agreement and the consummation of the transactions contemplated thereby so that these laws do not affect the ability of Tyco Electronics and the Purchaser to consummate the Offer or the Merger.

        Minnesota Control Share Acquisition Act.    ADC is currently subject to the Control Share Acquisition Act, which provides that, absent certain exceptions, a person who becomes the beneficial owner of a new range of the voting power of the shares of an issuing publicly held Minnesota corporation (i.e., from less than 20% to 20% or more, from less than 33 1/3% to 33 1/3% or more, or from less than a majority to a majority) will lose voting rights with respect to the shares above any such new percentage level of voting control, in the absence of special shareholder approval. That approval can be obtained only by a resolution adopted by (i) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, including all shares held by the acquiring person, and (ii) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, excluding all "interested shares" (generally, shares held by the acquiring person, any officer of the issuing public corporation, or any director who is also an employee of the issuing public corporation). If such approval is not obtained, the issuing public corporation may redeem the shares that exceed the new percentage level of voting control at their market value. A shareholders' meeting to vote on whether to grant voting power to the acquiring person may not be held unless the acquiring person has delivered an information statement to the issuing public corporation. These provisions do not apply if the issuing public corporation's articles of incorporation or bylaws approved by the corporation's shareholders provide that the statute is inapplicable or if there is an applicable exception. The statute contains several exceptions, including an exception for cash tender offers (i) approved by a majority vote of the members of a committee composed solely of one or more disinterested directors of the issuing public corporation formed pursuant to MBCA Section 302A.673, subdivision 1, paragraph (d), prior to the commencement of, or the public announcement of the intent to commence, the offer, and (ii) pursuant to which the acquiring person will become the owner of over 50% of the voting stock of the issuing public corporation. Under MBCA Section 302A.673, a director or person is "disinterested" if the director or person is neither an officer nor an employee, nor has been an officer or employee within five years preceding the formation of the committee, of the publicly held Minnesota corporation or of a related organization. ADC's articles of incorporation and bylaws do not exclude ADC from the restrictions imposed by the Control Share Acquisition Act. However, because a special committee of disinterested members of the ADC Board has approved the Merger Agreement and the transactions contemplated thereby, the restrictions of Section 302A.671 are inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger.

        Minnesota Business Combination Act.    ADC is currently subject to the Combination Act, which prohibits a publicly held Minnesota corporation, such as ADC, from engaging in any "business combination," including a merger, with an "interested shareholder" (defined generally as any beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of such corporation entitled to vote) for a period of four years after the date of the transaction in which the person became an interested shareholder, unless, among other things, a committee of that corporation's board of directors comprised solely of one or more disinterested directors has given its approval of either the business combination or the transaction which resulted in the shareholder becoming an "interested shareholder" prior to the shareholder becoming an interested shareholder. Under the Combination Act, a director or person is "disinterested" if the director or person is neither an officer nor an employee, nor has been an officer or employee within five years preceding the formation of the committee, of the publicly held Minnesota corporation or of a related organization. However, because a special committee of disinterested directors of the ADC Board has approved the Merger Agreement and the transactions contemplated thereby, the restrictions of Section 302A.673 are inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger.

        "Fair Price" Provision.    MBCA Section 302A.675 provides that an offeror may not acquire shares of a Minnesota publicly held corporation from a shareholder within two years following the offeror's last purchase of shares of the same class pursuant to a takeover offer, including, but not limited to, acquisitions made by purchase, exchange or merger, unless the selling shareholder is afforded, at the time of the proposed acquisition, a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. The provision described above does not apply if the proposed acquisition of shares is approved, before the purchase of any shares by the offeror pursuant to the earlier takeover offer, by a committee of the board of directors of the corporation, comprised solely of directors who: (i) are not, nor have been in the preceding five years, officers or directors of the corporation or a related organization, (ii) are not the offerors in the takeover offer or any affiliates or associates of the offeror, (iii) were not nominated for election as directors by the offeror or any affiliates or associates of the offeror and (iv) were directors at the time of the first public announcement of the earlier takeover offer or were nominated, elected, or recommended for election as directors by a majority of the directors who were directors at that time. However, because a special committee of disinterested directors of the ADC Board has approved the Merger Agreement and the transactions contemplated thereby, the restrictions of Section 302A.675 are inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger.

        Takeover Disclosure Statute.    The Minnesota Takeover Disclosure Law (the "Takeover Disclosure Statute"), Minnesota Statutes Sections 80B.01-80B.13, by its terms requires the filing of a registration statement (the "Minnesota Registration Statement") with specified disclosures with the Minnesota Commissioner of Commerce (the "Commissioner") with respect to any tender offer for shares of a corporation, such as ADC, that (i) has its principal place of business or principal executive office in Minnesota, or owns and controls assets in Minnesota having a fair market value of at least $1,000,000 and (ii) has a certain number or percentage of shareholders resident in Minnesota or a specified percentage of its shares owned by Minnesota residents. The Purchaser will file the Minnesota Registration Statement with the Commissioner on the date of this Offer to Purchase. Although the Commissioner does not have an approval right with respect to the Offer, the Commissioner will review the Minnesota Registration Statement for the adequacy of disclosure and is empowered to suspend summarily the Offer in Minnesota within three business days of the filing if the Commissioner determines that the registration statement does not (or the material provided to beneficial owners of the Shares residing in Minnesota does not) provide adequate disclosure under Chapter 80B of the Minnesota Statutes. If this summary suspension occurs, the Commissioner must hold a hearing within 10 calendar days of the summary suspension to determine whether to permanently suspend the Offer in Minnesota, subject to corrective disclosure. If the Commissioner takes action to suspend the effectiveness of the Offer, this action may have the effect of significantly delaying the Offer. In filing the Minnesota Registration Statement, the Purchaser does not concede that some or all of the provisions of the Takeover Disclosure Statute are applicable, valid, enforceable or constitutional.

        State Takeover Statutes.    A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. ADC, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting such laws.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See "Section 15—Conditions of the Offer".

        U.S. Antitrust.    Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

        We currently anticipate filing a Premerger Notification and Report Form under the HSR Act with respect to the Offer with the Antitrust Division and the FTC on August 2, 2010. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, 15 calendar days after such filing, unless earlier terminated by the FTC or the Antitrust Division. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, ten calendar days after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order or agreement of Tyco Electronics, ADC, Purchaser and the Antitrust Division or the FTC, as applicable. We intend to make a request pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

        European Union Approval.    We also intend to seek approval of the Offer and the Merger in the European Union ("EU"). Since the transaction is reportable under local merger control rules in at least three countries in the EU, the transaction is eligible for a single review at the EU level pursuant to Article 4(5) of the European Union Council Regulation (EEC) No.#139/2004. We must first submit to the European Commission ("EC") a reasoned submission (Form RS) and, thereafter, a formal notification (Form CO). The EC has 25 business days (beginning on the first business day following the date on which a complete formal notification is received), which period may be extended to 35 business days under certain circumstances, to issue a decision as to whether to clear the Offer and the Merger or to initiate a formal investigation. The EC will initiate a formal investigation if it finds that the Offer and the Merger give rise to serious doubts as to its compatibility with the European common market and such doubts cannot be satisfied by remedial commitments offered by the parties during the initial review period. Alternatively, the EC could decide at the end of the initial review period not to oppose the Offer and the Merger and declare it compatible with the European common market. If the EC initiates a formal investigation, it has 90 business days, which period may be extended by up to 35 business days under certain circumstances, following the decision to open the investigation to consider whether the Offer and the Merger will significantly impede effective competition in the European common market, or a substantial part of it, in particular as a result of the creation or strengthening of a dominant position in any market within the European Economic Area. At the end of this period, the EC will issue a decision, either declaring the Offer and the Merger compatible with the European common market or prohibiting its implementation.

        People's Republic of China.    Under the Antimonopoly Law and its implementing regulations, certain acquisition transactions may not be consummated unless notification has been filed with the Chinese authorities and certain review period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements. The initial statutory review period is 30 working days from the date that the Chinese authorities deem the notification to be complete and formally accept it. The authorities may initiate a "Phase II" investigation which could extend the review period by 90 days or more.

        Other Foreign Filings.    ADC and its subsidiaries own property and conduct business in a number of countries outside of the United States, the European Union and the People's Republic of China. Based on our review of the information currently available about the businesses in which ADC and its subsidiaries are engaged, in connection with the acquisition of Shares pursuant to the Offer and/or in the Merger, filings are required to be made under the antitrust and competition laws of a number of foreign jurisdictions, including Mexico, Russia and Ukraine, and may also be required to be made under the analogous laws of Brazil, Israel, Saudi Arabia, Taiwan and Vietnam. We expect to make all the necessary filings as expeditiously as possible.

        Regulatory Review.    While Tyco Electronics and Purchaser believe that either the required pre-merger notification approvals or exemptions can be obtained in each of these countries, we cannot be certain that such approvals or exemptions will be granted, and if such approvals or exemption are granted, we cannot be certain as to the date of those approvals or exemption. The Antitrust Division, the FTC, the EC and other foreign antitrust authorities frequently scrutinize the legality of transactions such as our acquisition of Shares pursuant to the Offer under applicable antitrust and competition laws. At any time before or after the consummation of any such transactions, these authorities could take such actions as they deem necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, divestiture of the Shares so acquired or divestiture of our or ADC's substantial assets. In some cases, private parties may also bring legal action under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust or competition grounds will not be made, or if such a challenge is made, what the result will be. If any applicable waiting period has not expired or been terminated or any approval or exemption required to consummate the Offer has not been obtained, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such approval has been obtained or such applicable waiting period has expired or exemption been obtained. See "Section 15—Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to certain governmental actions, "Section 13—The Transaction Documents—The Merger Agreement—Termination" for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions.

        Regulatory Undertaking.    Purchaser has agreed to take all commercially reasonable steps to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other governmental authority with respect to the Offer and the Merger so as to enable the consummation of the Offer and the Merger as promptly as reasonably practicable; provided, however, Tyco Electronics is not required to agree to or accept (i) limitations on its ability to vote the capital stock of ADC or the surviving corporation on any matter or (ii) any divestitures by Tyco Electronics, ADC or any of their respective subsidiaries of shares of capital stock or of any business, assets, rights or property of Tyco Electronics or its subsidiaries or of ADC or its subsidiaries or the imposition of any limitations on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

        Obligation to Extend the Offer.    If any condition to the Offer, including the condition set forth in paragraph (i)(B) under "Section 15—Conditions of the Offer" above, has not been satisfied or waived on any scheduled Expiration Time of the Offer, Purchaser has agreed under the Merger Agreement to extend the Offer for one or more periods until the End Date to permit such condition to be satisfied; provided, however, that if all conditions of the Offer other than the Minimum Condition (and any conditions that are by their nature to be satisfied at the expiration of the Offer) have been satisfied or waived, Purchaser has the right, but not the obligation, to terminate the Offer 60 days after such conditions have been satisfied or waived.

        Shareholder Litigation.    Beginning on July 14, 2010, ten putative shareholder class action complaints challenging the transaction were filed in the District Court of Hennepin County, Minnesota, Fourth Judicial District against various combinations of Tyco Electronics, Purchaser, ADC and the individual members of the ADC Board, and one of ADC's non-director officers. The complaints generally allege, among other things, that the members of the ADC Board breached their fiduciary duties owed to the public shareholders of ADC by entering into the Merger Agreement, approving the Offer and the proposed Merger and failing to take steps to maximize the value of ADC to its public shareholders, and that ADC, Tyco Electronics and Purchaser aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that the transaction improperly favors Tyco Electronics; that certain provisions of the Merger Agreement unduly restrict ADC's ability to negotiate with rival bidders; and that ADC shareholders have been deprived of the ability to make an informed decision as to whether to tender their shares. In several of these actions, plaintiffs also purport to bring derivative actions on behalf of ADC against the individual members of the ADC Board, alleging that the individual members of the ADC Board are wasting corporate assets, abusing their ability to control ADC and breaching their fiduciary duties. The complaints generally seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the Merger and other forms of equitable relief.

        17.    Fees and Expenses.    Barclays Capital Inc. is acting as financial advisor to Tyco Electronics in connection with the Offer and the other transactions contemplated by the Merger Agreement for which services Barclays Capital Inc. will receive reasonable and customary compensation. In connection with its engagement as financial advisor, Barclays Capital Inc. has agreed to act as the Dealer Manager in connection with the Offer. We have also agreed to reimburse Barclays Capital Inc. for certain reasonable out-of-pocket expenses incurred in connection with the Offer (including the fees and disbursements of outside counsel) and to indemnify Barclays Capital Inc. against certain liabilities, including certain liabilities under the U.S. federal securities laws. In the ordinary course of business, Barclays Capital Inc. and its successors and affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

        We have retained Innisfree M&A Incorporated to act as the Information Agent and Mellon Investor Services LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

        We will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

        18.    Miscellaneous.    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of Purchaser or Tyco Electronics not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, ADC has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14D-9 and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described in "Section 8—Certain Information Concerning ADC" with respect to information concerning ADC.

Tyco Electronics Minnesota, Inc.

July 26, 2010

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF TYCO ELECTRONICS

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Tyco Electronics are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Tyco Electronics. The business address of each director and officer is Tyco Electronics Ltd., Rheinstrasse 20, CH-8200 Schaffhausen, Switzerland. All directors and executive officers listed below are United States citizens, except for Pierre R. Brondeau who is a citizen of France, Juergen W. Gromer who is a citizen of Germany, and Alan C. Clarke and Robert N. Shaddock who are citizens of the United Kingdom. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Pierre R. Brondeau*	52

Dr. Brondeau joined our Board of Directors in June 2007, immediately following our separation from Tyco International Ltd. ("Tyco International"). Dr. Brondeau has been President, Chief Executive Officer and a Director of FMC Corporation, a specialty chemical and agricultural products manufacturer, since January 1, 2010. Prior to joining FMC Corporation, he was President and Chief Executive Officer of Rohm & Haas Company, a U.S.-based manufacturer of specialty materials and a wholly owned subsidiary of the Dow Chemical Company, upon the April 2009 merger of Rohm & Haas Company and Dow Chemical Company until September 2009. From 2006 to 2009, Dr. Brondeau served as Executive Vice President of electronics materials and specialty materials of Rohm & Haas Company. He also has served as Vice-President, Business Group Executive, Electronic Materials, President and Chief Executive Officer, Rohm & Haas Electronic Materials LLC, and Regional Director, Europe, from 2003 to 2006, and previously as Vice-President, Business Group Director, Electronic Materials, President and Chief Executive Officer, Shipley Company, LLC, from 1999 to 2003. Dr. Brondeau received a masters degree from Universite de Montpellier and a Doctorate from Institut National des Sciences appliquees de Toulouse.

Ram Charan*	70

Dr. Charan joined our Board of Directors in June 2007, immediately following our separation from Tyco International. Since 1978, Dr. Charan has served as an advisor to executives and corporate boards and provides expertise in corporate governance, global strategy and succession. Dr. Charan received a bachelor's degree from Banaras Hindu University and an MBA and a DBA from Harvard Business School.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Juergen W. Gromer*	65

Dr. Gromer joined our Board of Directors in June 2007, immediately following our separation from Tyco International. Dr. Gromer was President of Tyco Electronics from April 1999 until he retired from that position on December 31, 2007. From September 2006 until our separation from Tyco International, he also held the position of President of the Electronic Components Business segment of Tyco International. Dr. Gromer held a number of senior executive positions over the previous 16 years with AMP Incorporated, which was acquired by Tyco International in 1999. Dr. Gromer received his undergraduate degree and doctorate in physics from the University of Stuttgart. Dr. Gromer is a Director of WABCO Holdings Inc. and Marvell Technology Group Ltd. He is also Chairman of the Board of the Society for Economic Development of the District Bergstrasse/Hessen, a member of the Advisory Board of Commerzbank, and a Director of the Board and Vice President of the American Chamber of Commerce Germany.

Robert M. Hernandez*	65

Mr. Hernandez joined our Board of Directors in June 2007, immediately following our separation from Tyco International. Mr. Hernandez has served as Chairman of the Board of RTI International Metals, Inc., a producer of titanium mill products and fabricated metal components, from 1990 to the present. From 1994 to 2001, he served as Vice Chairman and Chief Financial Officer of USX Corporation and prior to that served in a variety of positions during his career at USX, beginning in 1968. Mr. Hernandez received a bachelor's degree from the University of Pittsburgh and an MBA from the Wharton Graduate School of the University of Pennsylvania. Mr. Hernandez is Lead Director of ACE Ltd., a Director of Eastman Chemical Company and Chairman of the Board of Trustees of the Equity-Bond Complex of the BlackRock Mutual Funds.(1)

Thomas J. Lynch*	55

Mr. Lynch serves on our Board of Directors and has been Chief Executive Officer of Tyco Electronics since January 2006 and was previously President of Tyco Engineered Products and Services since joining Tyco International in September 2004. Prior to joining Tyco International, Mr. Lynch was at Motorola where he was Executive Vice President and President and Chief Executive Officer, Personal Communications Sector from August 2002 to September 2004; Executive Vice President and President, Integrated Electronic Systems Sector from January 2001 to August 2002; Senior Vice President and General Manager, Satellite & Broadcast Network Systems, Broadband Communications Sector from February 2000 to January 2001; and Senior Vice President and General Manager, Satellite & Broadcast Network Systems, General Instrument

(1)
According to its Schedule 13G statement of acquisition of beneficial ownership, filed with the SEC on January 29, 2010, BlackRock, Inc., located at 40 East 52nd Street, New York, NY 10022, and certain of its subsidiaries beneficially own 8,828,328 shares or 9.14% of ADC Telecommunications, Inc.'s common stock.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
		Corporation from May 1998 to February 2000. Mr. Lynch holds a bachelor of science degree in commerce from Rider University. Mr. Lynch is a Director of Thermo Fisher Scientific Inc.
Daniel J. Phelan*	60

Mr. Phelan joined our Board of Directors in June 2007, immediately following our separation from Tyco International. Mr. Phelan has served as Chief of Staff of GlaxoSmithKline, a manufacturer of pharmaceuticals and consumer health related products, from May 2008 to the present and previously was Senior Vice President, Human Resources from 1994. Mr. Phelan is responsible for information technology, human resources, corporate strategy and development, world wide real estate and facilities, environmental health and safety, and global security. Mr. Phelan received bachelor's and law degrees from Rutgers University and a master's degree from Ohio State University.

Frederic M. Poses*	67

Mr. Poses joined our Board of Directors as Chairman in June 2007, immediately following our separation from Tyco International. Mr. Poses is Chief Executive Officer and Partner of Ascend Performance Materials, a private manufacturer of nylon related chemicals, resins and fibers for commercial and industrial products, since June 2009. He previously was Chairman and Chief Executive Officer of Trane Inc. (formerly American Standard Companies Inc.), a manufacturer and provider of air conditioning systems and services, vehicle control systems and bath and kitchen products, from 1999 until its acquisition by Ingersoll Rand in 2008. From 1998 to 1999, Mr. Poses was President and Chief Operating Officer of AlliedSignal, Inc., where he served in various capacities over his career, beginning in 1969. Mr. Poses holds a bachelor's degree in business administration from New York University. Mr. Poses is a Director of Raytheon Company.

Lawrence S. Smith*	62

Mr. Smith joined our Board of Directors in June 2007, immediately following our separation from Tyco International. Mr. Smith was named Executive Vice President in 1995 and Co-Chief Financial Officer in 2002 of Comcast Corporation, a broadband cable provider, from which he retired in March 2007. He served in finance and administration positions at Comcast from 1988 to 1995. Prior to joining Comcast, Mr. Smith was the Chief Financial Officer of Advanta Corporation. He also worked for Arthur Andersen LLP for 18 years, where he was a tax partner. Mr. Smith has a bachelor's degree from Ithaca College. Mr. Smith is a Director of Air Products and Chemicals, Inc. and GSI Commerce Inc.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Paula A. Sneed*	62

Ms. Sneed joined our Board of Directors in June 2007, immediately following our separation from Tyco International. Ms. Sneed is Chair and Chief Executive Officer of Phelps Prescott Group, LLC, a strategy and management consulting firm, since 2008. Previously she was Executive Vice President of Global Marketing Resources and Initiatives for Kraft Foods,  Inc., a worldwide producer of branded food and beverage products, until her retirement in December 2006. She served as Group Vice President and President of Electronic Commerce and Marketing Services for Kraft Foods North America, part of Kraft Foods, Inc., from 2000 until 2004, and Senior Vice President, Global Marketing Resources and Initiatives from December 2004 to July 2005. She joined General Foods Corporation (which later merged with Kraft Foods) in 1977 and has held a variety of management positions. Ms. Sneed received a bachelor's degree from Simmons College and an MBA from Harvard Graduate School of Business. Ms. Sneed is a Director of Airgas Inc. and Charles Schwab Corporation.

David P. Steiner*	50

Mr. Steiner joined our Board of Directors in June 2007, immediately following our separation from Tyco International. Since March 2004, Mr. Steiner has served as Chief Executive Officer and a Director of Waste Management, Inc., a provider of integrated waste management services, and has also been its President since June 2010. His previous positions at Waste Management included Executive Vice President and Chief Financial Officer from 2003 to 2004, Senior Vice President, General Counsel and Corporate Secretary from 2001 to 2003 and Vice President and Deputy General Counsel from 2000 to 2001. Mr. Steiner received a bachelor's degree from Louisiana State University and a law degree from the University of California, Los Angeles. Mr. Steiner is a Director of FedEx Corporation.

John C. Van Scoter*	49

Mr. Van Scoter joined our Board of Directors on December 1, 2008. Since February 1, 2010, Mr. Van Scoter has been Chief Executive Officer of eSolar, Inc., a producer of modular, scalable concentrating solar thermal power technology. He is also a Director of eSolar, Inc. From 2005 through 2010, he was Senior Vice President of Texas Instruments Incorporated, a global semiconductor company. During his 25 year career at Texas Instruments, he also served as General Manager of the Digital Light Processing (DLP®) Products Division and various Digital Signal Processor business units, manager of application specific integrated circuit (ASIC) product development and engineering, product engineer and technical sales engineer. Mr. Van Scoter holds a bachelor of science degree in mechanical engineering from the University of Vermont.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Mario Calastri	52

Mr. Calastri has been Senior Vice President and Treasurer of Tyco Electronics since our separation from Tyco International in June 2007 and he served on the Tyco Electronics Board prior to the separation. He was Vice President and Assistant Treasurer of Tyco International between 2005 and June 2007. Prior to joining Tyco International, Mr. Calastri was Vice President, Finance and Planning for IBM Global Financing EMEA in 2004 and Assistant Treasurer of IBM Corporation from 1999 to 2003.

Alan C. Clarke	57

Mr. Clarke has been President, Network Solutions of Tyco Electronics since September 2006 and served as a Vice President of Tyco Electronics since 1999. Prior to that, Mr. Clarke worked for Raychem Corporation, which was acquired by Tyco International in 1999, for 17 years in various senior management positions.

Terrence R. Curtin	42

Mr. Curtin has been Executive Vice President and Chief Financial Officer of Tyco Electronics since October 2006 and he served on the Tyco Electronics Board prior to the separation. Mr. Curtin previously served as Vice President and Corporate Controller since 2001. Prior to joining Tyco Electronics, Mr. Curtin worked for Arthur Andersen LLP.

Cuong V. Do	44

Mr. Do has been Senior Vice President, Corporate Strategy and Business Development of Tyco Electronics since June 2009. Prior to that, he was Senior Vice President and Chief Strategy Officer at Lenovo, a global leader in personal computers, from December 2008. Previously, he was a director with McKinsey & Company from 1989 to 2008.

Joseph B. Donahue	52

Mr. Donahue has been President, Global Automotive Division, for Tyco Electronics since July 2008 and was Senior Vice President from August 2007 until then. From 2006 to August 2007, he was Group Vice President, Woodcoatings Division for Valspar Corporation, a manufacturer of commercial and industrial coating. Over the prior 16 years, Mr. Donahue held a variety of senior management roles at Tyco Electronics and AMP Incorporated, leading the North America automotive business from 2001 to 2006.

Charles P. Dougherty	48

Mr. Dougherty has been President, Communications & Industrial Solutions of Tyco Electronics since January 2010. From June 2009 to December 2009, he was President, Public Safety and Professional Communications at Harris Corporation, a communications and information technology company. Previously, Mr. Dougherty was President of the Wireless Systems business of Tyco Electronics from October 2006 to May 2009, when the business was sold to Harris Corporation. Prior to joining Tyco Electronics, Mr. Dougherty was at Motorola for 25 years where he last served as Corporate Vice President and General Manager, Voice and Data Solutions from July 2004 and previously held a variety of senior management positions.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Jane A. Leipold	49

Ms. Leipold has been Senior Vice President, Global Human Resources since 2006 and was previously Vice President, Global Human Resources for Tyco Electronics since 2001. She has a total of 28 years of Tyco Electronics and AMP Incorporated experience and has held various human resources, purchasing and engineering positions.

Robert J. Ott	49

Mr. Ott has been Senior Vice President and Corporate Controller of Tyco Electronics since our separation from Tyco International in June 2007. Prior to that, he was Vice President, Corporate Audit of Tyco International from March 2003 to June 2007 and Vice President of Finance-Corporate Governance of Tyco International from August 2002 until March 2003. Prior to joining Tyco International, Mr. Ott was Chief Financial Officer of Multiplex, Inc. from 2001 to 2002 and Chief Financial Officer of SourceAlliance, Inc. from 2000 to 2001.

Jeffrey G. Rea	45

Mr. Rea joined Tyco Electronics in December 2008 and has been President of the Specialty Products Group since January 1, 2009. Prior to joining Tyco Electronics, Mr. Rea was Senior Vice President, JM Building Products group for Johns Mansville, a Berkshire Hathaway company, from 2002. Prior to 2002, Mr. Rea held various leadership positions with General Electric Company where he began his career in 1987.

Eric J. Resch	53

Mr. Resch has been Senior Vice President and Chief Tax Officer of Tyco Electronics since our separation from Tyco International in June 2007 and he served on the Tyco Electronics Board prior to the separation. He was Vice President, Tax Reporting of Tyco International from 2003 until June 2007. Prior to joining Tyco International, Mr. Resch was Director, Tax Reporting for United Technologies Corporation from 2001 to 2003.

Michael Robinson	53

Mr. Robinson has been Senior Vice President, Operations of Tyco Electronics since August 2007. Prior to that, he spent 27 years at United Technologies Corporation where he most recently was Vice President of Operations for the Residential and Light Commercial International business at Carrier Corporation.

Robert A. Scott	60

Mr. Scott has been Executive Vice President and General Counsel of Tyco Electronics since 2006 and prior to that was Senior Vice President, Corporate Planning for Tyco International from January 2006 and Vice President of Strategy and Business Planning for Engineered Products and Services from May 2004 to January 2006. He also served on the Tyco Electronics Board prior to our separation from Tyco International in June 2007. Prior to joining Tyco International, Mr. Scott was Senior Vice President and Chief of Staff of Motorola's Integrated Electronics sector during 2002 and 2003 and Motorola's Senior Vice President of Business Integration in 2001. Prior to joining Motorola, Mr. Scott was Senior Vice President, General Counsel and Corporate Secretary of General Instrument Corporation.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Robert N. Shaddock	52

Mr. Shaddock has been Senior Vice President and Chief Technology Officer of Tyco Electronics since September 2008. Previously, he was Senior Vice President of the Consumer Products business at Motorola from August 2007 to August 2008 and prior to that he was Chief Technology Officer for Motorola's Mobile Devices business from January 2004 to August 2007.

Joan E. Wainwright	50

Ms. Wainwright has been Senior Vice President, Marketing and Communications at Tyco Electronics since February 2008, and she previously was Senior Vice President, Communications and Public Affairs since joining us in June 2006. Previously, she served as Vice President, Public Affairs and Vice President, Corporate Communications for Merck & Co., Inc. from June 2000 to June 2006. Ms. Wainwright also served as Deputy Commissioner of Communications for the U.S. Social Security Administration and in the communica- tions and public relations departments of the University Health System of New Jersey, the Children's Hospital of Philadelphia, the University of Delaware and Villanova University.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. The business address of each director and officer is Tyco Electronics Minnesota, Inc., 1050 Westlakes Drive, Berwyn, Pennsylvania 19312. All directors and executive officers listed below are United States citizens. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Harold G. Barksdale*	45

Secretary since Purchaser was formed, Mr. Barksdale is Chief Corporate Counsel and Corporate Secretary of Tyco Electronics since the company's separation from Tyco International in 2007 and is responsible for federal securities and treasury compliance, internal corporate transactions and all corporate governance related to Tyco Electronics Ltd. and its subsidiaries. He is also responsible for all matters related to the Board of Directors. Prior to joining Tyco Electronics, Mr. Barksdale spent two years as Corporate Securities Counsel for Tyco International. Previously, he held corporate and securities positions with three other Fortune 500 companies as well as serving as a special counsel for the United States Securities and Exchange Commission.

Mario Calastri*	52

Vice President since Purchaser was formed, Mr. Calastri has been Senior Vice President and Treasurer of Tyco Electronics since its separation from Tyco International in June 2007 and he served on the Tyco Electronics Board prior to the separation. He was Vice President and Assistant Treasurer of Tyco International between 2005 and June 2007. Prior to joining Tyco International, Mr. Calastri was Vice President, Finance and Planning for IBM Global Financing EMEA in 2004 and Assistant Treasurer of IBM Corporation from 1999 to 2003.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Terrence R. Curtin	42

Treasurer and Chief Financial Officer since Purchaser was formed, Mr. Curtin has been Executive Vice President and Chief Financial Officer of Tyco Electronics since October 2006 and he served on the Tyco Electronics Board prior to the separation. Mr. Curtin previously served as Vice President and Corporate Controller since 2001. Prior to joining Tyco Electronics, Mr. Curtin worked for Arthur Andersen LLP.

Thomas J. Lynch	55

President and Chief Executive Officer since Purchaser was formed, Mr. Lynch serves on Tyco Electronics' Board of Directors and has been Chief Executive Officer of Tyco Electronics since January 2006 and was previously President of Tyco Engineered Products and Services since joining Tyco International in September 2004. Prior to joining Tyco International, Mr. Lynch was at Motorola where he was Executive Vice President and President and Chief Executive Officer, Personal Communications Sector from August 2002 to September 2004; Executive Vice President and President, Integrated Electronic Systems Sector from January 2001 to August 2002; Senior Vice President and General Manager, Satellite & Broadcast Network Systems, Broadband Communications Sector from February 2000 to January 2001; and Senior Vice President and General Manager, Satellite & Broadcast Network Systems, General Instrument Corporation from May 1998 to February 2000. Mr. Lynch holds a bachelor of science degree in commerce from Rider University. Mr. Lynch is a Director of Thermo Fisher Scientific Inc.

Eric J. Resch*	53

Mr. Resch has been Senior Vice President and Chief Tax Officer of Tyco Electronics since its separation from Tyco International in June 2007 and he served on the Tyco Electronics Board prior to the separation. He was Vice President, Tax Reporting of Tyco International from 2003 until June 2007. Prior to joining Tyco International, Mr. Resch was Director, Tax Reporting for United Technologies Corporation from 2001 to 2003.

        Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

Mellon Investor Services LLC

By Mail:	By Overnight Courier:	By Hand:
Mellon Investor Services LLC	Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Corporate Action Dept., P.O. Box 3301	Attn: Corporate Actions Dept., 27th Floor	Attn: Corporate Actions Dept., 27th Floor
South Hackensack, New Jersey 07606	480 Washington Blvd. Jersey City, New Jersey 07310	480 Washington Blvd. Jersey City, New Jersey 07310
By Facsimile:
(For Eligible Institutions Only)
(201) 680-4626
Confirm Facsimile Transmission:
(By: Telephone Only)
(201) 680-4860

        If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue
New York, New York 10022
(Call) Toll Free: (888) 750-5834

The Dealer Manager for the Offer is:

Barclays Capital Inc.

745 Seventh Avenue, 3rd Floor
New York, New York 10019
Attention: Equity Corporate Services
(Call) Toll Free: (888) 610-5877

QuickLinks

  Exhibit (a)(1)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
Tyco Electronics Minnesota, Inc.
  SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF TYCO ELECTRONICS
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER